      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 2000
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                           GOLF TRUST OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

                              ---------------------

                                    Maryland

         (State or other jurisdiction of incorporation or organization)

                              ---------------------

                                   33-0724736

                     (I.R.S. Employer Identification Number)

                              ---------------------

                             14 North Adger's Wharf
                        Charleston, South Carolina 29401
                                 (843) 723-4653

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ---------------------

                              W. Bradley Blair, II
                             Chief Executive Officer
                           Golf Trust of America, Inc.
                             14 North Adger's Wharf
                        Charleston, South Carolina 29401
                                 (843) 723-4653

                                    COPY TO:

                              Peter T. Healy, Esq.
                              O'Melveny & Myers LLP
                         275 Battery Street, Suite 2600
                         San Francisco, California 94111
                                 (415) 984-8833

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the Selling Stockholders.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              ---------------------

                                            CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF SECURITIES BEING        AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING        AMOUNT OF
        REGISTERED (1)               REGISTERED       PRICE PER SHARE (2)       PRICE(2)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
9.25% Series A Cumulative          800,000 shares           $25.00             $20,000,000            $5,280
     Convertible Preferred                                                                              (3)
     Stock (par value $0.01
     per share)
--------------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.01      761,904 shares             (6)                  (6)                  (6)
     per share) (4)                      (5)
====================================================================================================================

(1) This Registration Statement is filed to register (a) the offer and resale by the Selling Stockholders (as defined herein) of up to 800,000 shares of 9.25% Series A Cumulative Convertible Preferred Stock ("Series A preferred stock"), (b) the deemed offer by the Selling Stockholders of the shares of Common Stock issuable upon conversion of the Series A preferred stock (equal in number to 761,904 shares of Common Stock plus such currently indeterminate number of additional shares of Common Stock as may be issuable upon conversion as a result of adjustments to the conversion price (collectively, the "Underlying Common Stock")), which offer is deemed to occur concurrently with the offer of the Series A preferred stock because the Series A preferred stock is immediately convertible, and (c) the offer and resale by the Selling Stockholders of some or all of the Underlying Common Stock which may be issued to them or their predecessors in interest upon conversion of the Series A preferred stock. The original issuance and sale of the Series A preferred stock on April 2, 1999 and the concurrent deemed offer of the Underlying Common Stock by the Company was registered by the Company's Form S-3 Registration Statement (file no. 333-56251), filed June 5, 1998, and the Prospectus Supplement thereto, dated April 2, 1999 and filed pursuant to Rule 424(b)(5) on April 5, 1999. The issuance of the Underlying Common Stock upon conversion of the Series A preferred stock will be exempt from registration under Section 3(a)(9) of the Securities Act.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the General Rules and Regulations under the Securities Act.

(3)  Calculated pursuant to Section 6(b)(2) of the Securities Act.

(4) This Registration Statement also relates to the rights ("Rights") to purchase shares of Series B Junior Participating Preferred Stock of the Registrant which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, September 6, 1999, pursuant to the terms of the Registrant's Shareholder Rights Agreement, dated August 24, 1999. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for Common Stock and will be transferred with and only with such Common Stock.

(5) Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act, this Registration Statement also registers such currently indeterminate number of additional shares of Common Stock as may be issued upon conversion of the Series A preferred stock as a result of adjustments to the conversion price.

(6) No additional consideration will be received upon conversion of the Series A preferred stock into the Underlying Common Stock and therefore, pursuant to Rule 457(i) of the General Rules and Regulations under the Securities Act, no registration fee is required with respect to the registration of the Underlying Common Stock.

                              ---------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                               [GOLF TRUST LOGO]

         800,000 SHARES                               761,904 SHARES
    SERIES A PREFERRED STOCK                           COMMON STOCK

         We are Golf Trust of America, Inc., a real estate investment trust focused on owning and acquiring upscale golf courses in a number of markets across the United States. The selling stockholder named in this prospectus may offer up to 800,000 shares of our 9.25% Series A cumulative convertible preferred stock or, if the selling stockholder converts its Series A preferred stock into common stock, the selling stockholder may offer any of the 761,904 shares of our common stock issuable upon conversion of the Series A preferred stock. We will not receive any of the proceeds from the sale of any of these shares by the selling stockholder. Our registration of these shares does not necessarily imply that they will sold by the selling stockholder.

         The terms of our Series A preferred stock include the following:

      - Series A preferred stock may be converted into common stock at a ratio equal to $25.00 divided by the conversion price, which currently is $26.25 and is subject to standard anti-dilution adjustments. Currently, this formula produces a conversion rate of approximately 0.95238 shares of common stock for each share of Series A preferred stock.

      - Dividends will accrue quarterly on each Series A preferred share in an amount equal to the greater of (a) $0.578125 per quarter or (b) the cash dividend payable on the number of common shares into which one Series A preferred share may be converted.

      - We are not allowed to redeem the Series A preferred stock before April 2, 2004, except in certain limited circumstances to preserve our status as a real estate investment trust.

      - On or after April 2, 2004, we may redeem the Series A preferred stock in whole but not in part by paying each holder $25.00 per share, plus any accrued but unpaid dividends through the date of redemption, plus a premium initially equal to 4% of such redemption payment and thereafter declining by 1% each year.

      - Holders of the Series A preferred stock have very limited voting rights.

         Our common stock is traded on the American Stock Exchange under the symbol "GTA." On June 15, 2000, the last reported sale price for the common stock on the American Stock Exchange was $15.938 per share. On the date of this prospectus, the Series A preferred stock is not listed on any stock exchange or national market.

 INVESTING IN OUR SERIES A PREFERRED STOCK AND OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 3.

         The selling stockholder may sell its shares from time to time in one or more types of transactions, which may include block transactions, on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, at negotiated prices, or at fixed prices. The selling stockholder may sell its shares directly to purchasers or through agents, underwriters or broker-dealers. If required by law, the names of any such agents and underwriters involved in the sale and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in a supplement accompanying this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS JUNE 19, 2000

         The term "GTA" refers to Golf Trust of America, Inc. Unless the context otherwise requires, the terms "Golf Trust," the "Company," "we," "us" and "our" refer collectively to Golf Trust of America, Inc. and all of its direct and indirect subsidiaries, including Golf Trust of America, L.P., the operating partnership through which GTA holds most of its assets. The name "Golf Trust of America, Inc." and the related logo are our trademarks. This prospectus also contains trademarks and tradenames of other parties.

                              ---------------------


                                TABLE OF CONTENTS

Note Regarding Forward-Looking Statements....................................  2
Risk Factors.................................................................  3
The Company.................................................................. 19
Our Business Strategies and Objectives....................................... 22
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends... 25
Use of Proceeds.............................................................. 25
Description of Our Capital Stock............................................. 25
Federal Income Tax Considerations............................................ 33
ERISA Considerations......................................................... 49
Registration Rights of the Selling Stockholders.............................. 51
Selling Stockholders......................................................... 52
Plan of Distribution......................................................... 53
Experts...................................................................... 54
Legal Matters................................................................ 54
Incorporation of Information by Reference.................................... 54
Where You Can Find More Information.......................................... 55


                              ---------------------


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and any accompanying prospectus supplement, including the information incorporated in it or them by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "will," "believe," "expect," "anticipate," "intend," "estimate," "assume" or other similar expressions.

         YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. Many relevant risks are described under the caption "Risk Factors" in this prospectus as well as throughout our disclosure documents, and you should consider the important factors listed there as you read this prospectus. Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility to update our forward-looking statements.

                                  RISK FACTORS

         AN INVESTMENT IN OUR SHARES INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR SHARES.


                          TRADITIONAL REAL ESTATE RISKS

OUR EXPOSURE TO TYPICAL REAL ESTATE INVESTMENT RISKS COULD REDUCE OUR INCOME.

         Our holdings are subject to the risks typically associated with investments in real estate. Such risks include the possibility that our golf courses will generate rent and capital appreciation, if any, at rates lower than we anticipated or will yield returns lower than those available through other investments. Income from our golf courses may be adversely affected by many factors, including an increase in the local supply of golf courses, a decrease in the number of golfers, adverse weather conditions, changes in government regulation and general or local economic deterioration.

ILLIQUIDITY OF OUR REAL ESTATE MAY IMPAIR OUR ABILITY TO OPTIMIZE OUR PORTFOLIO OF GOLF COURSES.

         Real estate investments are relatively illiquid. Thus, our ability to vary our portfolio in response to changes in economic and other conditions is limited. In addition, a number of our golf courses are subject to additional transfer restrictions. The ground lessors of our Oyster Bay and the Mystic Creek golf courses have a right of first refusal to acquire these golf courses upon any proposed sale. Each lessee of any of our golf courses generally has a right of first offer to acquire the golf course(s) leased by it in the event of a proposed sale. The right of first offer is void in the event of a default by the lessee under the lease. The three courses located at the Legends Resort--Heathland, Moorland and Parkland--are subject to conservatory easements that prohibit developments other than golf courses on the property, limit the ability to materially modify the existing layouts at such golf courses and require that such golf courses be open for public play. In the event that a sale of a golf course will result in a taxable gain to the prior owner of the golf course, we have agreed in most instances to use reasonable efforts to structure such a sale as a tax-deferred exchange. All of these factors may make it more difficult for us to transfer a golf course even when such transfer may be in our best interests.

WE MAY BE LIABLE FOR UNKNOWN ENVIRONMENTAL CONTAMINATION REGARDLESS OF WHO CAUSED IT.

         Operations at our golf courses involve the use and storage of various hazardous materials such as herbicides, pesticides, fertilizers, motor oil and gasoline. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of such hazardous substances released on or in its property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of such substances, or the failure to remediate such substances properly, may adversely affect the owner's ability to sell the real estate or to use such real estate as collateral. Although all of our golf courses have at least been subjected to a Phase I environmental audit (which does not involve invasive procedures, such as soil sampling or ground water analysis) by an independent environmental consultant, we cannot assure you that these reports audit all potential environmental liabilities, that no prior or adjacent owner created any material environmental condition not known to us or the independent consultant or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability on us. While the leases and the participating mortgage provide that the operators will indemnify us for certain potential environmental liabilities at the golf courses, the current operators may have only nominal capitalization.

         A significant portion of the Sandpiper golf course was previously an operating oil field and there is significant residual oil contamination on the property. In connection with the acquisition of the property, we obtained an indemnification from Atlantic Richfield Company (ARCO) in a form and in an amount which we believe is adequate to protect us from liability for such contamination. Certain circumstances may require ARCO to enter the property and perform remediation actions.

UNINSURED LOSSES COULD RESULT IN THE LOSS OF ONE OR MORE OF OUR GOLF COURSE INVESTMENTS.

         The leases and the participating mortgage require that each operator maintain insurance with respect to each of the golf courses it operates, including comprehensive liability, fire, flood (but only to the extent comparable golf courses in the area carry such insurance and such insurance is available at commercially reasonable rates) and extended coverage insurance. There are, however, certain types of losses (such as from hurricanes, floods or earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could suffer loses of our invested capital and lose our anticipated revenue stream from the applicable golf course.

PORTFOLIO ACQUISITIONS ARE MORE DIFFICULT TO CLOSE THAN SINGLE-ASSET
ACQUISITIONS.

         Our business and acquisition strategy may include the acquisition of multiple golf courses in a single transaction to enable us to enlarge our critical mass of assets which provide operating leverage. However, portfolio acquisitions are more complex than single-asset acquisitions, and the risk that a portfolio acquisition will not close may be greater than in a single-asset acquisition. In addition, our costs for a portfolio acquisition that does not close are generally greater than for a single-asset acquisition that does not close. If we fail to close one or more portfolio acquisitions, then our ability to increase our net income will be limited and a charge to earnings for costs related to the failed acquisition(s) may occur.

         Another risk associated with portfolio acquisitions is that a seller may require that a group of assets be purchased as a package, even though one or more of the assets in the portfolio does not meet our investment criteria or is located in a market that is geographically distant from our principal markets. In such cases, we may attempt to make a joint bid with another buyer, or we may purchase the portfolio of assets with the intent to subsequently dispose of those assets which do not meet our investment criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition will not close, with the adverse consequences described above. In cases where we intend to dispose of assets that we do not wish to own, we cannot assure you that we will be able to sell or exchange such asset or assets in a timely manner or on beneficial terms.

IF OUR EXPERIENCE IS NOT APPLICABLE TO THE NEW MARKETS WE ARE ENTERING, WE MAY SELECT POOR INVESTMENTS OR INCUR ADDED EXPENSES AND DELAYS.

         Our historical industry expertise is in markets within the southern, eastern and mid-western regions of the United States. In 1998 and 1999 we expanded our ownership of golf courses into new market areas, including markets in the western United States. If appropriate opportunities arise, we may make other selective investments outside of our current markets. Entry into new markets requires us to apply our experience to such new market areas, but we cannot assure you that our historical expertise will be applicable to new market areas. If we continue to expand into new market areas in the future, we may be exposed to risks associated with:

      - a lack of market knowledge and understanding of the local economy, which may cause us to model prospective acquisitions incorrectly;

      - an inability to identify appropriate golf course acquisition opportunities, which may cause us to acquire courses that fail to meet our investment criteria;

      - an inability to obtain qualified operators for acquired golf courses, which may cause actual lease payments to fall short of our model's estimates; and

      - an unfamiliarity with local governmental regulations, which may result in unexpected expenses from owning and operating such golf courses.


GROUND LEASE DEFAULTS MAY CAUSE US TO LOSE OUR LEASEHOLD INTEREST IN TWO GOLF COURSES.

         We hold two of our golf courses, Oyster Bay and Mystic Creek, pursuant to long-term ground leases. If we, as lessee, default under the applicable ground lease, the ground lessor may terminate the ground lease subject to certain terms and conditions. If the ground lease is terminated or is not renewed, we would lose our investment in the Oyster Bay golf course or Mystic Creek golf course, as applicable.

                              GROWTH STRATEGY RISKS

POSSIBLE UNAVAILABILITY OF CAPITAL MAY IMPAIR OUR GROWTH RATE.

         The success of our growth strategy depends, in large part, upon our continued access to capital with which to acquire additional golf courses. We cannot assure you that our use of excess cash flow, borrowings or subsequent issuances of common stock, OP Units or other securities will be sufficient to raise the necessary capital. Since mid-1998, the capital markets have not been receptive to equity offerings by real estate investment trusts and, consequently, we have financed our acquisitions primarily through draws upon our credit facility and the issuance of OP Units. However, on the date of this prospectus, we have depleted our borrowing capacity under the Credit Facility and only have approximately $9.9 million in borrowing capacity available under our unsecured credit line. If we are unable to secure public or private equity financing or to increase our borrowing capacity, our expansion rate may decline, which may cause our current earnings growth rates to decline. As a result, our ability to pay distributions to our stockholders may be impaired and the market prices of our equity securities may fall.

COMPETITION FOR ACQUISITIONS MAY IMPAIR OUR GROWTH RATE.

         We compete for golf course acquisition opportunities with entities organized for purposes substantially similar to our objectives as well as other purchasers of golf courses. From time to time we may compete for golf course acquisition opportunities with entities having substantially greater financial resources and a broader geographic knowledge base than we have. These entities may also be able to accept more risk than we prudently can manage. Thus, competition may reduce the number of suitable golf course acquisition opportunities available to us.


INABILITY TO MANAGE GROWTH EFFECTIVELY MAY REDUCE CASH AVAILABLE FOR
DISTRIBUTION.

         Our success will depend upon the ability of each operator effectively to manage all of its golf courses, as well as our ability to select an appropriate lessee for each additional golf course we acquire. However, we cannot assure you that the current or future operators will operate efficiently. If, because of pressure to sustain our growth rate or for other reasons, we lease an operator more golf courses than it can manage or if we select an unqualified operator and as a result such operator defaults in its lease payments to us, then our cash available for distribution to stockholders will be reduced.


WE DEPEND ON ACQUISITIONS TO INCREASE CASH AVAILABLE FOR DISTRIBUTION.

         Our success in implementing our growth plan depends significantly on our ability to acquire additional golf courses at attractive prices. We do not expect internal growth from increases in revenues at our golf courses to provide as much growth in cash available for distribution to stockholders as the acquisition of additional golf courses. If we are unable to acquire additional golf courses at attractive prices, our ability to grow and to maintain or increase cash available for distribution per share may be adversely affected.

                          RISKS RELATED TO OUR BUSINESS

OUR FINANCING OF GOLF COURSE CONSTRUCTION AND OPERATIONS IS SUBJECT TO INCREASED RISK OF LOSS COMPARED TO INVESTMENTS IN COMPLETED GOLF COURSES

         We have agreed to fund significant additional construction at certain of our golf courses, including construction funding for Sandpiper golf course, and we anticipate that we may make other construction advances or loans, generally either (a) as financing that repays constructions costs, whether in the form of a loan repayment or increase in the base rent payment, or (b) where the loan is secured by property with a pre-construction value that is within our investment guidelines. We have also made and anticipate that we may make in the future seasonal, repositioning, and/or capital improvement related working capital loans to tenants, including to the operator of the Sandpiper golf course, the operator of the Bonaventure golf courses, and the operators of the golf courses previously leased by affiliates of Granite Golf but assumed in 1999 by Legends Golf. Capital improvement loans and working capital loans often involve a higher degree of risk than other lending because, among other reasons:

      -  repayment is dependent upon successful completion of the project;

      - the project, as constructed or rehabilitated, requires certain assumptions concerning the increase in green fees and number of rounds played, which, if not realized, significantly increases the possibility of a lessee default;

      -  estimating construction costs and timing is difficult;

      -  construction costs may exceed budgeted amounts; and

      -  timing delays may occur.

         A borrower default on a construction loan may decrease our cash available for distribution to stockholders. The construction loans or advances and operating lines are generally non-recourse beyond our interest in the golf course and any security deposit pledged by the applicable tenant. Consequently, in the event of a lessee default or failure to repay a construction loan or operating line, we may be unable to recover the amount of our advances and recognize a loss equal to the amount of the indebtedness.

OUR LIMITED OPERATING HISTORY MAY NOT REVEAL FLAWS IN OUR BUSINESS PLAN.

         We began operations in February 1997 and have a limited operating history. We cannot assure you that we will be able to generate sufficient revenue from operations to make anticipated distributions to stockholders. We are also still subject to the risks generally associated with the formation of any new business. Our management has limited experience operating a public company or a REIT and limited experience working together.


OPERATORS MAY DEVOTE INSUFFICIENT TIME AND ENERGY TO MANAGING OUR COURSES BECAUSE OF THEIR OTHER BUSINESS INTERESTS

         In addition to management of our golf courses, many of our golf course operators devote significant time to other business interests, including in many instances resort and residential development on property adjacent to the golf courses and the operation of golf courses. As a result, the golf course operators are subject to competing demands on their time, and may not devote sufficient time to operations of our golf courses, which may result in less revenue being generated from our golf courses than if they had devoted full time to our golf courses.


THE SOUTHEASTERN U.S. CONCENTRATION OF OUR INVESTMENTS LEAVES US VULNERABLE TO REGIONALLY ADVERSE EVENTS OR CONDITIONS.

         Our expansion into new markets has not eliminated the geographic concentration of our investments. Seven of our golf courses are located in North Carolina and South Carolina and fourteen of our golf courses are located in Florida. The concentration of our investments in these areas leaves us vulnerable to regionally adverse events or conditions such as competition, hurricanes and other weather conditions, overbuilding and economic recession. If North Carolina, South Carolina or Florida is subject to such events or conditions, our cash available for distribution will be more adversely affected than it would have been if our investments were more geographically diverse.


CONFLICTS OF INTEREST

     ONE OF OUR DIRECTORS MAY OPPOSE THE SALE OF CERTAIN GOLF COURSES TO AVOID PERSONAL TAX LIABILITY.

         Mr. Young, one of our directors, and his affiliates have an unrealized gain in their interests in some of the golf courses they transferred to us. If we were to sell such courses, the sale may cause adverse tax consequences to that director. Therefore, our interests and the interests of such director could differ in connection with the disposition of such golf courses.

     ONE OF OUR DIRECTORS MAY OPPOSE ENFORCEMENT OF CONTRACTS THAT ARE ADVERSE TO HIS AFFILIATES.

         Because Mr. Young, one of our directors, is the principal owner of Legends Golf, which contributed seven golf courses to us, and of the Legends lessees, which lease those seven golf courses from us, there may be a conflict of interest with respect to the enforcement of the contribution agreements executed by Legends Golf, as well as with respect to enforcement and termination of the leases to the Legends lessees.

     OTHER CONFLICTS MAY ARISE IN THE FUTURE.

         Other transactions between us and affiliates of the lessees may also give rise to conflicts of interest, such as future acquisitions of golf courses and selection of operators for such golf courses.

IF OUR KEY EXECUTIVES RESIGN, OUR GROWTH RATE MAY DECLINE.

         Our ability to identify golf course acquisition opportunities and manage our portfolio depends to a large extent upon the experience and abilities of our founders, W. Bradley Blair, II, who serves as our Chief Executive Officer and President, and Scott D. Peters, who serves as our Senior Vice President and Chief Financial Officer. The loss of the services of either of these individuals could have a material adverse effect on our growth rate, as well as on our operations and business prospects generally.

WE MAY CHANGE OUR INVESTMENT AND FINANCING POLICIES AT ANY TIME WITHOUT NOTICE.

         Our board of directors determines our investment and financing policies and our policies with respect to certain other activities, including our growth, outstanding indebtedness, capitalization, distributions and operations. Although our board of directors has no present intention to amend or revise these policies, our board of directors may do so at any time without a vote of our stockholders and without notice.

           RISKS RELATING TO OUR LEASES AND THE PARTICIPATING MORTGAGE

OUR USE OF ADJUSTMENTS AND PROJECTIONS IN ESTABLISHING LEASE PAYMENTS AND PARTICIPATING MORTGAGE PAYMENTS MAY RESULT IN UNSUSTAINABLY HIGH PAYMENTS BEING OWED TO US BY OUR OPERATORS.

         We generally value golf courses and establish lease payments (and the payments under the participating mortgage), based on selected adjustments to the golf courses' historical operating results or estimates of future performance of the golf courses. These adjustments include projected increases in revenues from golf course operations and elimination of certain operating expenses. If such adjustments are not appropriate, or if estimates of future performance are not met, the operator to whom we lease a golf course may not be able to make its scheduled payments to us. Failure of an operator to make such payments would have a material adverse effect on our operations.

BECAUSE OUR REVENUES ARE HIGHLY DEPENDENT ON GOLF COURSE LEASE PAYMENTS (AND MORTGAGE INTEREST PAYMENTS), PAYMENT DEFAULTS BY OUR GOLF COURSE OPERATORS WOULD REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION.

         Our ability to make distributions to stockholders depends primarily upon the ability of our golf course operators to make lease or interest payments to us which, in turn, depends primarily on their ability to generate sufficient revenues in excess of operating expenses at the golf courses. Operators' failure or delay to made scheduled payments to us may be caused by reduced revenue at the golf courses they operate or may occur because their rent was originally set at an unsustainably high level or otherwise. To date, we have declared events of default under the leases of six operators for non-payment or under-payment of rent. These operators leased a total of 11.5 golf courses from us. (We count our golf courses in terms of eighteen-hole equivalents, such that a 27-hole facility counts as 1.5 courses.) The leases of two of these operators (representing 6.5 golf courses) were assigned to Legends Golf, which leases seven other golf courses from us. The operator of one of the default courses was evicted through foreclosure on February 7, 2000, and we have been operating that course since February 7, 2000. We consider that the initial risk caused by the defaults of these three operators has been greatly reduced. We are currently involved in default legal proceedings with the remaining three operators (representing 4 golf courses). These events of default are described in more detail in our most recent annual and quarterly reports. These events of default and any future failure or delay by an operator in making scheduled payments to us may adversely affect our ability to make anticipated distributions to stockholders.

IF WE ARE FORCED TO TERMINATE A LEASE OR FORECLOSE ON THE PARTICIPATING MORTGAGE, FINDING A REPLACEMENT OPERATOR MAY BE DIFFICULT.

         Our golf course operators are generally limited-purpose entities that have nominal capitalization. Although failure on the part of an operator to comply with the material terms of its lease would give us the right to terminate its lease, recover any collateral pledged as a security deposit, repossess the applicable golf course and enforce the lease payment obligations under the lease, we would then be required to find another lessee to lease such golf course or risk compromising our ability to maintain REIT status. It may be difficult for us to find suitable replacement operators following a default, particularly in instances where the prior operator was not able to operate profitably. In such instances we would likely be required to reduce the base rent at the golf course and consequently our cash available for distribution would be reduced.

OUR GOLF COURSES MAY BE LESS ATTRACTIVE TO PROSPECTIVE BUYERS BECAUSE THE LEASES MUST REMAIN IN PLACE FOLLOWING A SALE.

         The leases under which we lease our golf courses to operators have terms of up to 40 years (including extensions) and do not terminate when a golf course is sold. It may therefore be difficult for us to sell a golf course. If sold, the value to a prospective buyer, and therefore the price we receive for a golf course, may be less than if the applicable lease terminated upon the sale.

WE DO NOT CONTROL DAY-TO-DAY OPERATIONS OR MANAGEMENT OF THE GOLF COURSES AND THUS CANNOT CORRECT INEFFICIENT OPERATIONS.

         In order to qualify as a REIT for federal income tax purposes, we may not operate our golf courses or participate in the decisions affecting daily operations there. Each of the operators manages its respective golf course. The leases generally have initial terms of 10 years and generally may be extended at the option of each lessee for up to six five-year renewal terms. We will not have the authority to require any operator to operate the golf courses in a particular manner, or to govern any particular aspect of their operation (e.g., setting green fees), except as set forth in the applicable lease (or the participating mortgage). Thus, even if we believe an operator is operating a golf course inefficiently or in a manner that does not result in a maximization of participating rent (or participating interest) and, therefore, does not increase our cash available for distribution to stockholders, we may not require the operator to change its method of operation. We are limited to seeking redress only if an operator violates the terms of the applicable lease (or the participating mortgage, as applicable), in which case our primary remedy is to terminate the leases (or the participating mortgage, as applicable) and seek to recover damages from such operator. If a lease is terminated, we will be required to find another lessee or risk losing our ability to maintain REIT status.

A DEFAULT ON THE PARTICIPATING MORTGAGE COULD SUBJECT US TO FORECLOSURE EXPENSE AND DELAY AND WE MAY BE UNABLE TO RECOVER OUR FULL INVESTMENT.

         A default by the borrower under the $78.975 million participating mortgage we originated in June 1997 (see page 19) could materially and adversely affect our results from operations. A default under the participating mortgage may require us to become involved in expensive and time-consuming proceedings, including bankruptcy, reorganization or foreclosure proceedings, in an attempt to recover some or all of our investment. The source of any recovery will be the Westin Innisbrook Resort, located near Tampa, Florida, which is the property underlying the participating mortgage. Because of our status as a REIT, we may not operate the Westin Innisbrook Resort in the event of foreclosure. Accordingly, in the event of a foreclosure, we will be materially dependent upon our ability to lease the Westin Innisbrook Resort on favorable economic terms and the value of the real property underlying the participating mortgage, each of which may be affected by numerous factors outside our control.

LACK OF AMORTIZATION OF PARTICIPATING MORTGAGE INCREASES THE RISK OF BORROWER DEFAULT AT MATURITY.

         The participating mortgage does not provide for the amortization of principal during its term. As a result, the entire principal balance of the participating mortgage will be due in one balloon payment at its maturity. Failure to amortize the principal balance of the participating mortgage may increase the risk of a default during the term, and at maturity, of the participating mortgage. A default under the participating mortgage would have a material adverse effect on our ability to fund anticipated distributions to stockholders.

                               GOLF INDUSTRY RISKS

OPERATING RISKS MAY REDUCE THE GOLF COURSE OPERATORS' ABILITY TO MAKE SCHEDULED PAYMENTS TO US.

         The lessees of our golf courses are subject to the operating risks common to the golf industry. These risks include, among other things:

         - increases in operating costs due to inflation and other factors may not be offset by increased dues and fees;

         - dependence on tourism, particularly for resort courses, may cause seasonal revenue fluctuations; and

         - declines in general and local economic conditions may reduce golf participation.

         - increased supply resulting in increased competition and concern with regard to the balance of supply and demad as further explained in the next risk factor below.

These factors could adversely affect the golf course operators' ability to generate revenues and to make scheduled payments to us under the leases and the participating mortgage which, in turn, may adversely affect our ability to make expected distributions to our stockholders.

INCREASED COMPETITION FOR GOLFERS' BUSINESS MAY REDUCE THE GOLF COURSE OPERATORS' ABILITY TO MAKE SCHEDULED PAYMENTS TO US.

         Our golf courses face competition for golfers from other golf courses, both locally and nationally. A substantial number of new golf courses have opened in recent years and a number of new courses currently are under development, or planned for development, including golf courses located near our golf courses. These new golf courses could increase the competition faced by one or more of our golf courses and reduce the rounds played and revenues associated with one or more of our golf courses. Any such decrease in revenues may adversely affect the net operating income of our golf course operators and, therefore, their ability to make scheduled payments to us.

THE CONCENTRATION OF OUR INVESTMENTS IN THE GOLF INDUSTRY LEAVES OUR PROFITABILITY VULNERABLE TO A DOWNTURN IN THE GOLF INDUSTRY.

         Our current strategy is to acquire golf courses and related facilities. As a result, we are subject to risks inherent in investments in a single industry. The effects on cash available for distribution to our stockholders resulting from a downturn in the golf industry will be more pronounced than if we had more fully diversified our investments.

SEASONAL GOLF REVENUE VARIATIONS WILL REQUIRE OUR GOLF COURSE OPERATORS TO MANAGE CASH FLOWS PROPERLY OVER TIME SO AS TO MEET THEIR NON-SEASONAL SCHEDULED PAYMENTS TO US.

         The golf industry is seasonal. Seasonal variations in revenue at the golf courses may require the golf course operators to supplement revenue at the applicable golf course to make scheduled payments to us. Failure of a golf course operator to manage properly its cash flow may result in such operator having insufficient cash on hand to make its scheduled payments to us during low seasons and, therefore, may adversely affect our cash available for distribution to stockholders.

ADVERSE WEATHER CONDITIONS MAY DAMAGE OUR GOLF COURSES OR REDUCE THE OPERATORS' ABILITY TO MAKE SCHEDULED PAYMENTS TO US.

         Several climatological factors beyond the control of the golf course operators may influence the revenues at the golf courses, including adverse weather such as hurricanes, heat waves, frosts and floods. In the event of adverse weather or destruction of the turf grass at a golf course, the number of rounds played at such golf course could decrease, which could have a negative impact on any participating rent or participating interest received from the affected golf course and the ability of the applicable golf course operator to make its scheduled payments to us. The golf courses in the Southeastern United States are susceptible to damage from hurricanes, which damage (including loss of revenue) is not generally insurable at commercially reasonable rates. Consequently, a hurricane may adversely affect both the value of our investment in a particular golf course as well as the ability of the operator of such golf course to make its scheduled payments to us. Additionally, hurricanes may damage local accommodations such as hotels and condominiums, thereby limiting availability of players, particularly at our "resort courses," which are daily fee golf courses that attract a significant percentage of players from outside the area and generate a significant amount of revenue from golf vacation packages.

DECLINING GOLF PARTICIPATION MAY DECREASE OUR OPERATORS' ABILITY TO MAKE SCHEDULED PAYMENTS TO US.

         The success of efforts to attract and retain members at private country clubs and the number of rounds played at public golf courses historically has been dependent upon discretionary spending by consumers, which may be adversely affected by regional and economic conditions. A decrease in the number of golfers or their rates of participation or in consumer spending on golf could have an adverse effect on our operators' revenues, including green fees, golf cart rentals, range fees, membership dues, membership initiation fees, and transfer fees, which may decrease their ability to make their scheduled payments to us.


FACTORS BEYOND OUR CONTROL SUCH AS DROUGHT, WATER RATIONING, PLANT DISEASE OR INSECTS COULD CAUSE TURF GRASS DETERIORATION, THEREBY REDUCING OPERATORS' REVENUES AND THEIR ABILITY TO MAKE SCHEDULED PAYMENTS TO US.

         General turf grass conditions must be satisfactory to attract play on the golf courses. Severe weather or other factors, including disease and insect infestation, could adversely affect the turf grass conditions at the golf courses. Turf grass conditions at the golf courses also depend to a large extent on the quality and quantity of water available. The quality and quantity of water available at our golf courses are affected by various factors, many of which are beyond our control. We cannot assure you that drought or environmental concerns or rationing or other governmental regulation will not adversely affect the supply of water to one or more of our golf courses in the future. Turf grass deterioration could reduce operators' revenues and their ability to make scheduled payments to us.

                        RISKS RELATED TO OUR REIT STATUS

IF WE FAIL TO QUALIFY AS A REIT, OR IF THE OPERATING PARTNERSHIP FAILS TO QUALIFY AS A PARTNERSHIP FOR TAX PURPOSES, OUR TAX LIABILITY WILL GREATLY INCREASE AND OUR CASH AVAILABLE FOR DISTRIBUTION WILL GREATLY DECREASE.

         We believe we operate, and we intend to continue to operate, so as to qualify as a REIT under the Internal Revenue Code of 1986, at least until our board of directors determines that revoking our REIT status would be in our best interest. Until then, we cannot assure your that we qualify or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex tax code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the tax code is greater in the case of a REIT that holds its assets in partnership form like we do. The determination of various factual matters and circumstances not entirely within our control may affect our qualification as a REIT. In addition, we cannot assure you that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to REIT qualification or the federal income tax consequences of such qualification. See "Federal Income Tax Considerations."

         If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, our cash available for distribution to stockholders would be reduced for each of the years involved. Although we currently operate and intend to continue to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to fail to qualify as a REIT or may cause our board of directors to revoke our REIT election.

         Our operating partnership has been structured to be classified as a partnership for federal income tax purposes. If the Internal Revenue Service were to challenge successfully the status of the operating partnership as a partnership for federal income tax purposes, the operating partnership would be treated as an association taxable as a regular corporation. In such event, the character of our assets and items of gross income would change, possibly preventing us from qualifying as a REIT. In addition, the imposition of a corporate income tax on the operating partnership would reduce the amount of cash available for distribution to our stockholders.

IN ORDER TO PRESERVE OUR REIT STATUS, WE MAY HAVE TO BORROW TO FUND DISTRIBUTIONS TO STOCKHOLDERS WHICH WE WOULD NOT OTHERWISE MAKE.

         In order to qualify as a REIT, we generally are required to distribute to stockholders at least 95% of our net taxable income each year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and all of our undistributed income from prior years.

         We intend to make distributions to our stockholders to comply with the 95% distribution requirements of the federal tax code and to avoid the nondeductible excise tax. Our income and cash flow will consist primarily of rent payments under the leases and interest payments under the participating mortgage. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

         For federal income tax purposes, we are required to report interest income from the participating mortgage, including participating interest, or a yield-to-maturity loan on a straight-line basis over the life of the participating mortgage. Based on our estimate of future revenue, we expect to recognize for tax purposes interest income equal to approximately 11.5% per year with respect to the participating mortgage, which interest income will initially exceed the cash payments we receive under the participating mortgage. In addition, upon the occurrence of any event which directly or indirectly results in the transfer of 5% of the equity interest in the borrower to a third party during the term of the participating mortgage, the borrower is required to pay us an amount equal to $19 million, discounted from the maturity date of the participating mortgage to the date of such event at 11.5% per annum, and we will recognize income in such amount. We are then required to lend this amount to the borrower, and the amount so lent accrues interest at 11.5% per annum. As a result of these provisions, we will be deemed at various times to have received income without having any corresponding cash payment. Consequently, to maintain our REIT status or to avoid a corporate level tax, we may be required to borrow money to make cash distributions, which may reduce our borrowing capacity that would otherwise be available to fund our operations and acquisitions. As a result, our growth rate may decline.

            RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

THE ABSENCE OF A PUBLIC MARKET FOR THE SERIES A PREFERRED STOCK MAY DECREASE ITS LIQUIDITY.

         The Series A preferred stock is a recent issue of securities for which there is no active trading market. We do not intend to apply to list the Series A preferred stock on the American Stock Exchange or any other exchange or national market (except as may be required under the Registration Rights Agreement). Thus, no trading market for the Series A preferred stock is likely to develop and investors in the Series A preferred shares may be unable to find a buyer for such shares (without first converting them into common stock).

BECAUSE THE SERIES A PREFERRED SHARES HAVE LIMITED VOTING RIGHTS, AS A HOLDER OF SERIES A PREFERRED SHARES YOU MAY BE UNABLE TO PREVENT US FROM TAKING ACTIONS THAT YOU BELIEVE WOULD DISADVANTAGE YOU, SUCH AS ENGAGING IN A MERGER OR REVOKING OUR REIT STATUS.

         The Series A preferred shares do not have the right to vote on matters that are submitted to a vote of the common shares. Instead the Series A preferred shares have the right to vote only on the matters listed in the Articles Supplementary, which is our charter document that defines the rights of the Series A preferred shares. The rights of the Series A preferred shares are summarized beginning on page 27. As an example of the Series A preferred shares' voting rights, we are not allowed to alter the terms of our charter or the terms of the partnership agreement of our Operating Partnership in a way that would be adverse to the Series A preferred shares unless we obtain the approval of two-thirds of the Series A preferred shares. However, under this rule, neither of the following changes is considered adverse: (a) the creation of further parity stock or junior stock; or (b) any change in connection with a merger (or the sale of all or substantially all of our assets) so long as we are the surviving company or all outstanding Series A preferred shares are exchanged for shares in the surviving corporation with substantially identical rights. As a result of these limited voting rights, as a holder of Series A preferred shares, you may be unable to prevent us from taking actions that you believe would disadvantage you, such as engaging in a merger or revoking our REIT status

COMMON STOCK PRICE FLUCTUATIONS MAY CAUSE SERIES A PREFERRED STOCK PRICE FLUCTUATIONS.

         The price of the Series A preferred stock may be influenced by the market price for the common stock into which it is convertible. A number of factors may adversely influence the price of our common stock in the public trading markets, many of which are beyond our control. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of common stock to demand a higher annual distribution rate on the price paid for the common stock, which could adversely affect the market price of the common stock. The market price of the common stock may also depend upon the liquidity of such securities, the market for similar securities, general economic conditions and our financial condition, among other considerations.

INTEREST RATE RISKS

     INTEREST RATE MISMATCH MAY REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION.

         We have a substantial amount of floating rate debt that was incurred in connection with golf course acquisitions made in 1998. The participating mortgage bears interest at a fixed rate and the participating leases have fixed rent payments (subject to certain adjustments, including participating rent and mortgage payments). Accordingly, increases in interest payable by us under the credit facility will increase our operating expenses with no corresponding increases in revenue. Consequently, significant rise in interest rates could adversely affect our ability to make distributions to stockholders.

     WE MAY LOSE MONEY ON INTEREST RATE SWAPS IF THE COUNTERPARTY DEFAULTS OR IF THE AGREEMENT IS NOT ENFORCEABLE.

         We may, in the future, convert a portion of our outstanding debt through the purchase of an interest rate swap agreement. In the event that such provider of the interest rate swap becomes financially unsound or insolvent, we could be forced to unwind our agreements with such provider and, as a result, may take a loss on such interest rate agreements. Although we intend to purchase interest rate swaps only from financially sound institutions and to monitor the financial strength of such institutions on a periodic basis, we cannot assure you that we will avoid such third-party risks. In addition, we accept legal risk upon entering into interest rate swap agreements. We cannot assure you that these agreements will be enforceable. An agreement that is not enforceable may subject us to unexpected interest rate risk and have a material adverse affect on our results of operations.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKETS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS, THEREBY SLOWING OUR ACQUISITION RATE.

         Sales of a substantial number of shares of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition to the 8,118,147 shares of common stock currently outstanding, as of June 15, 2000, an aggregate of 800,000 Series A preferred shares and 4,905,086 OP Units were outstanding (excluding OP Units held by our subsidiaries). Series A preferred shares are convertible into common stock at a ratio of 0.95238 common share for each Series A preferred share. OP Units are units of limited partnership interest in our operating partnership, which is the vehicle through which we own our golf course interests. Subject to certain restrictions and limitations, the OP Units may be tendered for redemption by their holders, for cash or, at our option, for shares of newly-issued common stock on a one-for-one basis beginning one year after their issuance. We may issue additional OP Units in future golf course acquisitions or in connection with an operator's exercise of the performance option (which is an incentive-based performance structure in some leases and in the participating mortgage, under which, during years three through five, the operator or its affiliate may elect one time to increase the base rent or base interest, as applicable, in order to receive additional OP Units or common stock, or, with respect to the participating mortgage, to require us to make an additional advance under the participating mortgage). The shares of common stock issuable upon conversion of the Series A preferred stock and redemption of the OP Units may be sold in the public markets. We have granted the holders of the Series A preferred stock and the OP Units registration rights to facilitate their sale of such common shares.

         Our acquisition strategy depends in large part on our access to additional capital through sales of equity securities, including issuances of stock for cash and issuances of OP Units in exchange for property. The market price of our common stock and the value of our OP Units may be adversely affected by the "overhang" of common shares potentially issuable upon conversion of the Series A Shares and redemption of the OP Units. If so, our acquisition rate would decline. We cannot predict the effect, if any, that future sales of shares, or the perception that such sales could occur, will have on the price of the common stock.

OWNERSHIP OF OVER 9.8% OF OUR COMMON OR PREFERRED STOCK IS PROHIBITED AND ATTEMPTED EXCESS ACQUISITIONS ARE VOID.

         In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the federal tax code) during the latter half of any taxable year (other than 1997). In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the federal tax code. Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a related party tenant) apply in determining whether these requirements are met. For the purpose of preserving our REIT qualification, our charter prohibits direct or constructive ownership of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. The constructive ownership rules are complex and may cause the outstanding stock owned, directly or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock (or the acquisition of an interest in an entity which owns common stock or preferred stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to our charter's ownership limit. Direct or constructive ownership of shares of common stock or preferred stock in excess of the ownership limit would cause the violative transfer or ownership to be void or cause such shares to be transferred by operation of law to a charitable trust.

CERTAIN PROVISIONS OF MARYLAND LAW, OUR CHARTER AND BYLAWS AND OUR SHAREHOLDER RIGHTS PLAN MAY HAVE AN ANTI-TAKEOVER EFFECT THEREBY PREVENTING INVESTORS FROM RECEIVING A "CONTROL PREMIUM" FOR THEIR SHARES.

         Certain provisions of our charter and bylaws and our shareholder rights plan, as well as Maryland corporate law, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that might be in the stockholders' best interest. For example, such provisions may (a) defer or prevent tender offers for our common stock, which offers may be beneficial to stockholders, or
(b) defer or prevent purchases of large blocks of our common stock, thereby limiting the opportunity for stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

      - OWNERSHIP LIMIT. The ownership limit described above limits related investors (including any voting group) from acquiring over 9.8% of our common stock without our permission.

      - PREFERRED STOCK. Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights (including the right to vote and the right to convert into common stock) of any class of preferred stock issued, all without any stockholder vote. See "Description of Our Capital Stock--General."

      - STAGGERED BOARD. Our board of directors is divided into three classes of directors. The current terms of the first, second and third classes expire in 2001, 2002, and 2000 respectively. Directors of each class serve for a three-year term and until their successors are elected and qualified. The affirmative vote of two-thirds of all outstanding common stock is required to remove a director.

      - SHAREHOLDER RIGHTS PLAN. We have adopted a shareholder rights plan that may discourage any investor from acquiring over 15% of our common stock because, upon such an acquisition without board approval, all other common shareholders will have the right to purchase a specified amount of our common stock at a 50% discount from market price. Our shareholder rights plan is incorporated by reference as an exhibit in the registration statement of which this prospectus is a part, see "Where You Can Find More Information."

      - MARYLAND BUSINESS COMBINATION STATUTE. Under the Maryland General Corporation Law, certain "business combinations" (including the issuance of equity securities) between a Maryland corporation and any person who owns, directly or indirectly, 10% or more of the voting power of the corporation's shares of capital stock must be approved by 80% of voting shares. In addition, such a 10% holder may not engage in a business combination with the Maryland corporation for five years following the date he or she became such a 10% holder.

      - MARYLAND CONTROL SHARE ACQUISITION STATUTE. Maryland law provides that "Control Shares" of a corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter (unless the corporation has opted out of the Control Share Acquisition statute). "Control Shares" are voting shares of beneficial interest that, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, would entitle the acquiror directly or indirectly to exercise voting power in electing directors within one of the following ranges of voting power:
         (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or

         (iii) a majority of all voting powers. Control Shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of previously having obtained stockholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

         If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other stockholders may exercise appraisal rights.

         Our Bylaws contain a provision exempting from the Control Share Acquisition statute any and all acquisitions by any person of our common stock. However, our board of directors may decide to amend or eliminate such provision at any time in the future.

                                   ERISA RISKS

MAINTAINING OUR PLAN ASSETS REGULATION EXEMPTION MAY REQUIRE US TO FOREGO OTHERWISE ATTRACTIVE OPPORTUNITIES.

         Under the Plan Assets Regulation, promulgated by the Department of Labor under the Employee Retirement Income Security Act of 1974 ("ERISA"), when employee benefit plans (as defined in Section 3(3) of ERISA) or plans (as defined in Section 4975 of the tax code) invest in our equity securities, all of our underlying assets are deemed to be assets of such benefit plans, and we become subject to strict fiduciary duties in our management of such assets, unless an exception applies. We assume that benefit plans own shares of our common stock and may come to own shares of our Series A preferred stock and, thus, that our assets may be deemed to be plan assets unless an exception applies. One exception is for plan investment in a "publicly-offered security." While we believe this exception applies to investments in our common stock, we do not expect the Series A preferred stock to qualify as a "publicly-offered security" since the Series A preferred stock may be held by fewer than 100 persons for the foreseeable future. On the date of this prospectus, all of the Series A preferred shares are held by a single entity which has represented to us that it is not a benefit plan. If Series A preferred shares come to be held by a benefit plan, we will need to qualify under another exception. One such exception is for plan investment in an "operating company," such as a "real estate operating company" or a "venture capital operating company."

         Our board of directors intends to take such reasonable steps as may be necessary to qualify for one or more of the exceptions available under the Plan Assets Regulation so that our assets are not treated as assets of any investing plan. Specifically, we believe that we qualify, and we intend to continue to qualify, as a real estate operating company and/or as a venture capital operating company. Due to the nature of our specific investments and our operating structure, though, we cannot assure you that we will qualify as an operating company. Moreover, in order to qualify under one of these exceptions, we may be precluded from making certain investments that might otherwise be suitable and/or we may not be able to dispose of certain assets when we would otherwise desire to do so.

         If our assets were determined to be plan assets, in whole or in part, then certain transactions that we might enter into in the ordinary course of business might constitute non-exempt prohibited transactions under ERISA and/or
Section 4975 of the tax code and might have to be foregone or rescinded. For example, if we were to engage in a transaction with a party-in-interest with respect to any plan investing in the Series A preferred stock, such as the purchase, sale or leasing of real property with a plan sponsor (or an affiliate), the transaction would be prohibited under ERISA and the tax code, and we and such plan sponsor could be subject to sanctions.

OUR SECURITIES MAY BE AN INAPPROPRIATE INVESTMENT FOR ERISA PLANS.

         In considering an investment in our Series A preferred stock or our common stock, a fiduciary of a profit-sharing, pension stock bonus plan, or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to prohibited transaction provisions of the tax code or the fiduciary responsibility provisions of ERISA should consider (a) whether the ownership of such securities is in accordance with the documents and instruments governing such ERISA Plan;
(b) whether the ownership of such securities is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (c) ERISA's prohibitions on improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; and (d) the need to value the assets of the ERISA Plan annually.

                                   THE COMPANY

         We are a real estate investment trust formed to capitalize upon consolidation opportunities in the ownership of upscale golf courses throughout the United States. We are self-administered, which means that our operating decisions are made by our officers under the supervision of our board of directors, unlike many other real estate investment trusts, or REITs, which are managed by external management companies. Golf Trust of America, Inc., or GTA, was incorporated in Maryland on November 8, 1996. We hold our golf course interests through Golf Trust of America, L.P., a Delaware limited partnership that we control, and, in one instance, through a wholly-owned subsidiary of Golf Trust of America, L.P. We refer to this partnership and its subsidiaries as our Operating Partnership. In this Prospectus, the term "Company" generally includes GTA, the Operating Partnership and all of their subsidiaries. Currently, the Company holds participating interests in 47 golf courses (the "Golf Courses"), 43 of which are owned by us and four of which serve as collateral for a 30-year participating mortgage loan made by the Company. Of the 43 courses that we own, 41 are held in fee simple and 2 are held pursuant to long-term ground leases. The golf courses are located in Florida (14), South Carolina (6), Illinois (3.5), Ohio (3), Georgia (2), Virginia (2), California (2.5), Michigan (3.5), Nebraska (1.5), Texas (1.5), Missouri (1.5), Alabama, Kansas, Kentucky, North Carolina, West Virginia, and New Mexico. Throughout this Prospectus, golf course quantities are stated in terms of 18-hole equivalents, such that one 27-hole golf course facility would be counted as 1.5 golf courses.

         We had no significant operations prior to our initial public offering of common stock ("IPO") in February 1997. In the IPO, we raised net proceeds of approximately $73.0 million and acquired ten golf courses. In November 1997, we raised net proceeds of approximately $82.7 million in a follow-on public offering of common stock. Since the IPO, we acquired interests in 37 additional golf courses.

         We elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes for the year ending December 31, 1997 and have not revoked that election. If we continue to comply with certain REIT requirements under the Internal Revenue Code of 1986, as amended (the "Tax Code"), we will generally not be required to pay income tax at the corporate level.

         Because of the tax rules applicable to REITs, we generally cannot operate our golf courses. Thus, when we acquire a golf course, we lease it back to an affiliate of the seller or to another qualified operator. In most cases we prefer to lease the golf course back to the seller's affiliate since we believe that the seller's familiarity with local conditions and continuity of management facilitates the golf course's growth and profitability (which we participate in under certain conditions as described below). However, we also have developed strong relationships with multi-course operators who lease a number of our golf courses.

         One exception to the REIT rule against operating our own golf courses is that if one or more of our tenants defaults under its lease, the tax code allows a 90-day grace period after eviction of the tenant during which we may operate the golf course and during which our revenues from such operations will remain qualifying income for REIT tax purposes. At the expiration of such period, we would generally have to either sell the golf course, lease it to an experienced golf course operator, or reach an agreement with an independent contractor to assume management of the golf course. Management by an independent contractor is allowed until the close of the third taxable year following the taxable year in which the eviction occurred. If one of these options is not implemented at the expiration of such period, the revenues from operations at the golf course will generally be considered non-qualifying income for purposes of the tax code's REIT income tests. If we recognize too much non-qualifying income, we will lose our status as a REIT, which could cause our tax liability to increase substantially and our cash available for distribution to decrease substantially. See "Risk Factors--Risks Related to our REIT Status."

         All of our golf course leases are participating leases ("Participating Leases") that require the lessees ("Lessees") to make payments ("Lease Payments") of a fixed amount of base rent ("Base Rent") and a variable amount of additional rent based on growth in revenue at the golf courses ("Participating Rent").

         In June 1997, we originated a $78.975 million participating mortgage secured by a first lien on the Westin Innisbrook Resort near Tampa, Florida (the "Participating Mortgage"), which includes four golf courses. The Participating Mortgage was made to the owner of the Westin Innisbrook Resort, Golf Host Resorts, Inc., which is an affiliate of Starwood Capital Group, LLC ("Starwood"). The Westin Innisbrook Resort is a destination golf resort named by ESQUIRE as one of the top 10 resorts in North America. The four golf courses at the resort are operated by Troon Management Company, LLC ("Troon Golf"), an affiliate of Starwood. The hotel and conference facilities at the resort are operated by an affiliate of Westin Hotels & Resorts Company ("Westin") pursuant to a long-term management agreement. The Participating Mortgage is structured much like our typical Participating Lease. That is, the Participating Mortgage provides for interest payments of base interest (a fixed amount of interest) and Participating Interest (a variable amount of additional interest based on growth in revenue at the Westin Innisbrook Resort). The Participating Mortgage gives us the right to buy the Westin Innisbrook Resort upon the expiration of the term of the Participating Mortgage. Neither the Company nor its executive officers own any interest in, or participate in the management of, the Lessees, Golf Host Resorts, Inc., Starwood, Troon Golf or Westin.

         Our executive offices are located at 14 North Adger's Wharf, Charleston, South Carolina 29401 and our telephone number is (843) 723-GOLF
(4653). We maintain an internet site at www.golftrust.com. Neither the information contained in our website nor the information contained in the websites linked to our website is a part of this Prospectus.


THE OPERATING PARTNERSHIP AND OUR SUBSIDIARIES.

         GTA has two wholly-owned subsidiaries, GTA GP, Inc. ("GTA GP") and GTA LP, Inc. ("GTA LP"), each of which is a Maryland corporation (collectively, the "Subsidiaries"). The Subsidiaries exist solely to hold GTA's general and limited partnership interests in the Operating Partnership. The board of directors of each Subsidiary is comprised of the executive officers of GTA. The Operating Partnership was formed in Delaware in November 1996.

         The Operating Partnership owns the golf courses that are subject to the Participating Leases and holds the Participating Mortgage. On the date of this Prospectus, GTA holds 64.4% of the common interests and 100% of the Series A preferred interests in the Operating Partnership, through its Subsidiaries. GTA GP is the sole general partner of the Operating Partnership and GTA LP is a limited partner of the Operating Partnership. The other limited partners include the Westin Innisbrook Resort owner and those golf course sellers who received units of limited partnership interest in the Operating Partnership ("OP Units") in exchange for the contribution of their golf courses to the Company. The Operating Partnership has from time to time issued preferred OP Units. Series A preferred OP Units were issued to subsidiaries of GTA in exchange for the contribution of the proceeds from GTA's sale of Series A Preferred Stock. To date, 10,169 Series B and 48,949 Series C preferred OP Units have been issued in connection with golf course acquisition transactions. These OP Units are generally convertible into common OP Units on a one-for-one basis. The complete terms of the preferred OP Units have been filed as exhibits to GTA's Annual Reports on Form 10-K. The limited partners do not have day-to-day control over the Operating Partnership. However, the limited partners are entitled to vote on certain matters, including the sale of all or substantially all of the Company's assets or the merger or consolidation of the Operating Partnership, which decisions require the approval of the holders of at least 66.7% of the common interests in the Operating Partnership (including GTA LP). Mr. Young, a director of GTA, controls limited partners holding, in the aggregate, 27.0% of the common interests in the Operating Partnership. Each of the limited partners (other than GTA LP) has the right to redeem its OP Units for cash or, at the election of the Company, for shares of our common stock on a one-for-one basis under certain terms and conditions. Generally, such redemption right (a) may not be exercised during the first year following issuance of the OP Units, (b) is limited to up to 50% of the newly-issued OP Units during the second year following their issuance and
(c) may be exercised as to 100% of the OP Units commencing two years after their issuance.

         The relationship among GTA, its Subsidiaries, the Operating Partnership and the limited partners (including many prior owners who contributed their golf courses to the Company and the Westin Innisbrook Resort owner/operator) is described in the following chart (percentage interests are given as of June 15, 2000, the date of this Prospectus):



                      SUMMARY DIAGRAM OF COMPANY STRUCTURE



                                   [GRAPHIC]




         In addition, we have from time to time created limited liability companies, or LLCs, to hold some of our golf course interests or to operate a golf course following the tenant's default under its lease. We currently have three such LLCs, each of which is wholly-owned by GTA or the Operating Partnership. The first of these, Sandpiper-Golf Trust, LLC, holds our interest in the Sandpiper golf course. The others, GTA Tierra Del Sol, LLC and GTA Osage, LLC, were formed to operate golf courses following the original tenant's default. GTA Osage, LLC is not currently operating any golf course and holds no significant assets. We may create similar LLCs or other subsidiaries in the future.

                     OUR BUSINESS STRATEGIES AND OBJECTIVES

         Our primary objectives are to increase cash available for distribution per share and to enhance stockholder value. Our main strategies for such growth are to:

      - own interests in additional golf courses or portfolios of golf courses that meet our investment criteria; and,

      - participate in the internal growth or increased revenues at our current golf courses and any additional golf courses.

ACQUISITIONS

         We intend to concentrate our investment activities on golf courses, potentially including portfolios of golf courses, available at attractive prices that meet one or more of the investment criteria discussed below. Currently, ownership of golf courses in the United States is largely fragmented among thousands of small owner/operators. We believe the current lack of consolidation in the golf course industry results from the fact that many golf courses are developed by independent entrepreneurs who lack access to the capital needed to expand their holdings. In addition, many golf course owners have no desire to expand their holdings and instead take great pride in managing the one or two golf courses they personally developed.

         We believe that our multiple financing sources and our ability to attract sellers give us a distinct advantage in the acquisition of upscale golf course interests.

         MULTIPLE FINANCING SOURCES FOR ACQUISITIONS. We have access to a variety of debt financing sources (including an unsecured syndicated $200 million credit facility and a $25 million unsecured line of credit (collectively, the "Credit Facility"). As of June 15, 2000, we had approximately $9.9 million of unused borrowing capacity available under the Credit Facility. From time to time we also expect to have access to equity financing sources (including the issuance of OP Units). Our ability to issue OP Units provides us with a currency that can be used to purchase golf courses in transactions that may be tax deferred for the seller. That is, when the Company acquires a golf course in exchange for OP Units, the golf course seller generally may defer tax recognition of its gain (or loss) on the exchange until the seller redeems its OP Units. Each OP Unit is redeemable for cash in an amount generally equal to the current market price of our common stock on the date of redemption. (But we can elect simply to deliver shares of our common stock instead of cash. Thus, in essence, OP Units are convertible into shares of our common stock on a one-for-one basis.)

         We cannot assure you that we will have access to sufficient debt and equity financing at attractive prices to allow us to acquire additional golf courses.

         ABILITY TO ATTRACT SELLERS. We believe that we can attract sellers of golf courses by offering them the following benefits:

      - the seller enjoys the tax-deferment associated with OP Unit transactions;

      - the seller achieves diversification of its golf course investment (in that the seller contributes its single golf course to the Company in exchange for OP Units which represent an interest in the Company's whole portfolio of golf courses).

      - the seller retains the ability to control operations at its golf course by leasing it back from the Company (this may be important to a small-to mid-sized entrepreneur whose life's work is invested in his or her golf course);

      - the seller receives the right to obtain additional OP Units through exercise of the Lessee Performance Option (discussed below), which can be exercised if the lessee's revenues exceed certain targets; and

      - the seller, as lessee, enjoys marketing and purchasing economies of scale gained from participation in the Lessee Advisory Association (discussed below).

         In certain instances, state and federal tax laws make sale-leaseback transactions prohibitively expensive. In those instances, we may enter into another participating mortgage; that is, we would provide financing to the owner of a golf course and, in exchange, the owner would give us a first-lien participating mortgage on the golf course. We expect that any such participating mortgage would provide for interest payments of fixed base interest and variable participating interest based on the amount of revenue at the encumbered golf course. In addition, we would expect any such participating mortgage to enable us to buy the encumbered golf course upon the expiration of the term of the mortgage.

         INVESTMENT CRITERIA. We intend to continue to concentrate our investment activities in upscale golf courses at attractive prices that satisfy one or more of the following criteria:

      - upscale daily fee golf courses that target avid golfers willing to pay the premium associated with upscale golf courses;

      - private or semi-private golf courses with proven operating histories and a potential for significant cash flow growth;

      - resort golf courses with superior facilities and service that attract affluent destination golfers;

      - golf courses which are located near one or more of our current golf courses;

      - golf courses owned by operators who have a strong regional presence and afford us an opportunity to expand in a particular region;

      - newly developed, well-designed golf courses with a high potential for growth; and

      -  well-maintained golf courses in high barrier-to-entry markets.

         We cannot assure you that we will be able to find additional golf courses that satisfy our investment criteria.

INTERNAL GROWTH

         Based on the experience of our management, we believe there are opportunities for revenue growth through effective marketing and efficient operations at many of the golf courses we acquire. The Participating Leases and the Participating Mortgage have been structured to provide the operators with incentives to manage and maintain the golf courses in a manner which increases revenues. We participate in any increased revenues above a defined baseline through the Participating Rent and Participating Interest features of the Participating Leases and the Participating Mortgage, respectively.

         PARTICIPATING LEASES. For each calendar year, the Participating Leases generally require the lessee to pay us the greater of (a) an amount equal to the Base Rent (as adjusted by the Base Rent Escalator (defined below)) for the applicable golf course and (b) an amount equal to Base Rent (without adjustment by the Base Rent Escalator) for the applicable golf course PLUS the Participating Rent for the applicable golf course. The Participating Rent is equal to 33.33% of the difference between the Gross Golf Revenue (defined below) for the current calendar year and the Gross Golf Revenue for the calendar year preceding our acquisition of an interest in the applicable golf course, as adjusted in determining the original Base Rent. The Base Rent Escalator is an annual increase of Base Rent by the lesser of (i) 3% and (ii) a multiple of the Consumer Price Index for the prior calendar year. The Base Rent Escalator applies during each of the first five calendar years of the applicable Participating Lease and, if the Lessee Performance Option is exercised, for an additional five years thereafter. However, annual increases in the Lease Payments under the Participating Leases are generally limited to between 5% and 7% during the first five years of each Participating Lease. Gross Golf Revenue is generally defined as all revenues from the golf course, including green fees, golf cart rentals, range fees, membership dues, member initiation fees and transfer fees, but excluding food and beverage and merchandise revenue.

         PARTICIPATING MORTGAGE. The $78.975 million Participating Mortgage is similar in structure to the Participating Leases and the Company expects to realize similar returns on the Participating Leases and the Participating Mortgage. Under the Participating Mortgage, the Company made an initial advance of $69.975 million in June 1997 to the borrower, Golf Hosts Resorts, Inc. The borrower owns the Westin Innisbrook Resort, which serves as collateral for the Participating Mortgage. The initial advance was followed by additional advances of approximately $9.0 million in the aggregate which was used for a nine-hole expansion and other improvements. The loan term is 30 years, with an initial Base Interest rate of 9.63% per annum and an interest rate of 9.75% per annum on the amount of the loan in excess of $69.975 million. The loan provides for minimum increases in the aggregate annual payment of Base Interest of 5% per year for the first five years and a participating interest feature throughout the term based upon the growth in Gross Golf Revenues, as well as in other revenues, at the Westin Innisbrook Resort over a 1996 base year. The annual increases in the mortgage payments are limited to 7% during the first five years.

         PERFORMANCE OPTION FOR THE PARTICIPATING LEASE. Certain of the Participating Leases contain provisions designed to encourage the lessees to grow aggressively the revenue of the golf courses (the "Performance Option"). Subject to certain qualifications and restrictions, the Performance Option allows the lessee to receive additional OP Units or shares of our common stock in exchange for increasing the Base Rent. The Performance Option may be exercised only if the net operating income for the applicable golf course (including a reserve for capital expenditures) exceeds 113.5% of the Lease Payment for that golf course (after taking account of adjustments for the increased Base Rent). If the Performance Option is exercised, then the Base Rent is increased by an amount which is accretive to our FFO (Funds from Operations). Following the lessee's exercise of the Performance Option, the adjusted Base Rent will be further increased annually by the Base Rent Escalator for a period of five years. The number of OP Units or shares of our common stock that a lessee will receive in connection with its exercise of the Performance Option depends on future events at the applicable golf course and, therefore, cannot be determined in advance. To date, only one of the lessees has exercised the Performance Option.

         PERFORMANCE OPTION FOR THE PARTICIPATING MORTGAGE. The structure of the Performance Option for the Participating Mortgage is similar to the Performance Option for the Participating Leases. Subject to certain qualifications and restrictions, under the Performance Option for the Participating Mortgage, during years three and five of the Participating Mortgage, the Westin Innisbrook Resort owner may elect one time to require the Company to make an additional advance (the "Performance Advance") under the Participating Mortgage for the purpose of funding the purchase of additional OP Units by the Westin Innisbrook Resort owner. The Performance Option for the Participating Mortgage may be exercised only if the then-current-year net operating income of the Westin Innisbrook Resort, inclusive of a capital replacement reserve, exceeds 113.5% of such operator's Participating Mortgage obligation after taking into account the increased amount of Base Interest. If the Performance Advance is made, interest on the Performance Advance will be calculated to be accretive to the Company's Funds From Operations on a per share basis. Following exercise of the Performance Option for the Participating Mortgage, the adjusted Base Interest will be increased by 3% per year for five years. The Westin Innisbrook Resort

Owner's ability to exercise the Performance Option will depend on future operating results and therefore cannot be determined in advance.


                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

         The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:


                                                                                                                       Period from
                                                        Quarter                                                        February 12,
                                                         Ended                  Year                  Year                1997 to
                                                       March 31,           Ended December        Ended December        December 31,
                                                          2000                31, 1999              31, 1998               1997
                                                       ---------           --------------        --------------        ------------
   Ratio ................................................1.81x                 1.94x                 2.73x                 6.45x


         Our consolidated ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing our earnings in the applicable year by our combined fixed charges and preferred stock dividends for the corresponding year. For the purposes of these calculations, our earnings consist of pre-tax income from continuing operations plus fixed charges less capitalized interest. In addition, for the purposes of these calculations, our fixed charges consist of interest expense, capitalized interest and amortized of debt issuance costs. Prior to April 2, 1999, we had not issued any preferred shares.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the Selling Stockholders (as defined herein) of the shares of common stock or Series A preferred stock covered by this Prospectus.

                        DESCRIPTION OF OUR CAPITAL STOCK

         The description of the Company's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended, restated and supplemented through the date hereof (our "Charter") and the Company's bylaws, as amended and restated through the dated hereof (our "Bylaws), copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. See "Where You Can Find More Information."

GENERAL

         Under our Charter, the total number of shares of all classes of stock that the Company has authority to issue is 100,000,000 consisting of 90,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share ("preferred stock"). On June 15, 2000, the Company had issued and outstanding 8,118,147 shares of Common Stock and 800,000 shares of preferred stock.

         Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the Maryland General Corporation Law and the Company's Charter to fix for each series, subject to the Company's Charter, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

     TRANSFER AGENT AND REGISTRAR

         The transfer agent, registrar and dividend disbursing agent for the Common Shares is ChaseMellon Stockholder Services, L.L.C., San Francisco, California. The Company is acting as its own transfer agent, registrar, dividend disbursing agent, conversion agent and redemption agent for the Series A preferred shares.

SERIES A PREFERRED STOCK

     GENERAL.

         The Company issued 800,000 shares of Series A preferred stock on April 2, 1999. On or prior to such date, our board of directors classified and designated such shares and authorized the issuance thereof. When issued, the Series A preferred shares were validly issued, fully paid and nonassessable. The holders of the Series A preferred shares have no preemptive rights with respect to any shares of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A preferred shares are not subject to any sinking fund or other obligation of the Company to redeem or retire the Series A preferred shares (except mandatory redemption upon certain liquidation events). Unless converted or redeemed by the Company, the Series A preferred shares will have a perpetual term, with no maturity.

         The Company does not intend to apply to list the Series A preferred shares on any securities exchange or national market (except as may be required under the Registration Rights Agreement). Consequently, it is unlikely that a trading market for the Series A preferred shares will ever develop.

     UNDERLYING COMMON STOCK

         As described below, the Series A preferred shares are convertible into shares of the Company's Common Stock. The Company's Common Stock is listed on the American Stock Exchange under the symbol "GTA." The American Stock Exchange has approved the listing of the Common Shares underlying the Series A preferred shares subject only to official notice of issuance. The Company will take any other action necessary to ensure that any Common Shares issued upon conversion of Series A preferred shares are freely transferable and not subject to any resale restrictions under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities or Blue Sky laws (other than any Common Shares which are held by an "affiliate" (as defined in Rule 144 under the Securities Act)). Certain holders of such underlying Common Stock may have the right to cause the Company to register their shares for resale, see "Registration Rights of the Selling Stockholders."

     TERMS AND CONDITIONS OF THE SERIES A PREFERRED STOCK

         The following chart summarizes the terms of the Series A preferred stock. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of the Series A preferred stock are set forth in the Articles Supplementary, the form of which is included as an exhibit to the registration statement of which this prospectus is a part, see "Where You Can Find More Information," and the following chart is qualified in its entirety by reference to the Articles Supplementary.


                                      SERIES A PREFERRED STOCK: SUMMARY OF TERMS


Title.....................................   9.25% Series A Cumulative
                                             Convertible Preferred Stock.

Dividends.................................   Dividends on the Series A preferred
                                             shares are cumulative from the date
                                             of original issue and are payable
                                             quarterly in arrears on the 15th
                                             day of January, April, July and
                                             October, commencing on July 15,
                                             1999, to the extent declared by our
                                             board of directors. Such dividends
                                             will be in an amount per share
                                             equal to the greater of:

                                             -         $0.578125 per quarter (or
                                                       $2.3125 per annum), equal
                                                       to an annual rate of
                                                       9.25% of the $25.00 price
                                                       per share; or

                                             -         the cash dividend
                                                       (exclusive of non-regular
                                                       dividends) paid or
                                                       payable on the number of
                                                       Common Shares into which
                                                       a Series A preferred
                                                       share is then convertible
                                                       (determined on each of
                                                       the quarterly dividend
                                                       payment dates referred to
                                                       above).

                                             The initial dividend was prorated
                                             based on the number of days between
                                             issuance of the shares and June 30,
                                             1999, the final day of that fiscal
                                             quarter.

Conversion................................   The Series A preferred shares are
                                             convertible at the option of each
                                             holder at any time into a number of
                                             shares of Common Stock determined
                                             by dividing $25.00 (plus any
                                             dividends accrued but unpaid in
                                             respect of prior dividend periods)
                                             by the conversion price of the
                                             Series A preferred stock, which
                                             initially is $26.25 and is subject
                                             to standard anti-dilution
                                             adjustments. On the date of this
                                             Prospectus, this formula produces a
                                             conversion rate of approximately
                                             0.95238 Common Shares for each
                                             Series A preferred share.

Liquidation Preference....................   Upon any liquidation, dissolution
                                             or winding up of the Company,
                                             whether voluntary or involuntary, a
                                             holder of Series A preferred stock
                                             will be entitled to receive the
                                             greater of:

                                             -         a liquidation preference
                                                       of $25.00 plus all
                                                       accrued but unpaid
                                                       dividends; or

                                            -          the amount that he or she
                                                       would have received as
                                                       the holder of the
                                                       underlying Common Shares
                                                       if the Series A preferred
                                                       shares had been converted
                                                       into Common Shares
                                                       immediately prior to the
                                                       liquidation dissolution
                                                       or winding up.

Redemption at the Option of the
Company...................................   Except in certain circumstances
                                             relating to the preservation of our
                                             status as a REIT (see "Description
                                             of Capital Stock--Restrictions on
                                             Ownership"), the Series A preferred
                                             shares are not redeemable by the
                                             Company prior to April 2, 2004. On
                                             and after such date, the Series A
                                             preferred shares will be
                                             redeemable, in whole but not in
                                             part, at the option of the Company
                                             on 30 days' notice for a cash
                                             payment equal to the $25.00, plus
                                             accrued and unpaid dividends
                                             (whether or not declared) to the
                                             redemption date without interest,
                                             plus a premium initially equal to
                                             4% of such sum and thereafter
                                             declining by 1% each year so no
                                             redemption premium is payable on or
                                             after April 2, 2008.

Redemption at the Option of the
Holder....................................   Upon either (a) a change of control
                                             (as defined in the Articles
                                             Supplementary) or (b) a sale,
                                             transfer or capital lease of all or
                                             substantially all of the assets of
                                             the Company, each record holder of
                                             Series A preferred shares will have
                                             the right, but not the obligation,
                                             to elect to cause the Company to
                                             redeem all of such holder's Series
                                             A preferred shares for $25.00, plus
                                             accrued and unpaid dividends
                                             (whether or not declared) to the
                                             redemption date without interest.

Ranking...................................   With respect to the payment of
                                             dividends and amounts upon
                                             liquidation, the Series A preferred
                                             shares will rank senior to the
                                             Common Shares, which are the only
                                             equity shares of the Company
                                             currently outstanding. The Company
                                             has the right to issue preferred
                                             shares that rank junior to, or in
                                             parity to, the Series A preferred
                                             shares as to the payment of
                                             dividends or amounts upon
                                             liquidation, dissolution and
                                             winding up without the consent of
                                             any holder of Series A preferred
                                             stock. With the approval of 100% of
                                             the Series A preferred shares, the
                                             Company may issue shares that rank
                                             senior to the Series A preferred
                                             shares as to the payment of
                                             dividends or amounts upon
                                             liquidation, dissolution and
                                             winding up.

Maturity..................................   The Series A preferred shares have
                                             no stated maturity and will not be
                                             entitled to the benefits of any
                                             sinking fund or subject to any
                                             obligation on the Company to redeem
                                             or retire the Series A preferred
                                             shares.

Trading...................................   We do not intend to list the Series
                                             A preferred shares on any
                                             securities exchange or market
                                             (except as may be required under
                                             the Registration Rights Agreement).
                                             Accordingly, it is unlikely that
                                             any trading market for the Series A
                                             preferred shares will develop. The
                                             Common Shares, into which the
                                             Series A preferred shares are
                                             convertible, are listed on the
                                             American Stock Exchange under the
                                             symbol "GTA."

Voting Rights.............................   As a holder of Series A preferred
                                             shares, you will generally have no
                                             voting rights except as required by
                                             law. However, if we fail to pay
                                             dividends on any shares of Series A
                                             preferred stock for six or more
                                             quarterly periods, the number of
                                             directors of Golf

                                             Trust will increase by two. As a
                                             holder of Series A preferred stock,
                                             you will be entitled to vote,
                                             separately as a class with the
                                             holders of all other series of
                                             preferred stock upon which like
                                             voting rights have been conferred
                                             and are exercisable, for the
                                             election of such two additional
                                             directors until we have fully paid
                                             all dividends on the Series A
                                             preferred shares. In addition,
                                             before we can issue any shares that
                                             rank senior to the Series A
                                             preferred stock, we need the
                                             approval of holders of 100% of the
                                             Series A preferred stock.
                                             Similarly, we need the approval of
                                             two-thirds of the holders of the
                                             Series A preferred stock before we
                                             may engage in any capital
                                             transaction or financing if, PRO
                                             FORMA after giving effect thereto,
                                             the Company's ratio of cash flow to
                                             fixed charges for each of the four
                                             most recent fiscal quarters would
                                             be less than 1.75 to 1. Finally, we
                                             are not allowed to alter the terms
                                             of certain of our organizational
                                             documents in a way that would be
                                             adverse to the Series A preferred
                                             shares without the approval of
                                             two-thirds of the Series A
                                             preferred shares. However, under
                                             this rule, neither of the following
                                             changes is considered adverse: (a)
                                             the creation of further parity
                                             stock or junior stock; or (b) any
                                             change in connection with a merger
                                             or the sale of all or substantially
                                             all of our assets so long as we are
                                             the surviving company or all
                                             outstanding Series A preferred
                                             shares are exchanged for shares in
                                             the surviving corporation with
                                             substantially identical rights.

Transfer and Ownership Limitations........   Subject to certain exceptions, no
                                             person, directly or indirectly, may
                                             own more than 9.8% of (i) the
                                             number of outstanding Common Shares
                                             or (ii) the number of outstanding
                                             Series A preferred shares. See
                                             "--Restrictions on Ownership,"
                                             below.

COMMON STOCK

         Subject to the preferential rights of the Series A preferred stock and any future classes of preferred stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by our board of directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distributions to such holders. All shares of Common Stock issued pursuant to this Prospectus will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

         The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any class of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such shares of Common Stock exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors.

         The Charter provides for a staggered board of directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for selection of directors following the election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. The provisions relating to the staggered board may be amended only upon the vote of the holders of at least 66.67% of the capital stock entitled to vote for the election of directors.

         Pursuant to the Maryland General Corporation Law, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Tax Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Tax Code to include certain entities) during the last half of a taxable year (other than its 1997 taxable year), and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than its 1997 taxable year). See "Federal Income Tax Considerations." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership from a Lessee would not qualify as rents from real property, which would likely result in loss of REIT status for the Company, if the Company were at any time to own, directly or constructively, 10% or more of the ownership interests in a Lessee within the meaning of Section 856(d)(2)(B) of the Tax Code.

         Because our board of directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Tax Code, more than 9.8% of the lesser in value of the total number or value of the outstanding shares of Common Stock or preferred stock (the "Ownership Limit"). The constructive ownership rules of the Tax Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock or 9.8% of the shares of preferred stock (or the acquisition of an interest in an entity which owns the shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of preferred stock, and thus subject such shares to the Ownership Limit provisions of the Charter. The Charter also prohibits any transfer of Common or preferred stock that would (i) result in the Common and preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Tax Code, or (iii) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Tax Code. Except as otherwise provided below, any such acquisition or transfer of the Company's capital stock (including any constructive acquisition or transfer of ownership) shall be null and void, and the intended transferee or owner will acquire no rights to, or economic interests in, the shares.

         Subject to certain exceptions described below, any purported transfer of Common or preferred stock that would (i) result in any person owning, directly or indirectly, Common or preferred stock in excess of the Ownership Limit, (ii) result in the Common and preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Tax Code, or (iv) cause the Company to own, directly or constructively, 10.0% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of
Section 856(d)(2)(B) of the Tax Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or preferred stock. The record holder of the Common or preferred stock that is designated as Shares in Trust (the "Prohibited Owner") will be required to submit such number of Common or preferred stock to the Share Trust for designation in the name of the "Share Trustee". The Share Trustee will be designated by the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

         Shares-in-Trust will remain issued and outstanding Common or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

         The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or preferred stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

         The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

         "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common or preferred stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common or preferred stock are listed or admitted to trading or, if the shares of Common or preferred stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common or preferred stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or preferred stock as selected by our board of directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common or preferred stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common or preferred stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         Any person who acquires or attempts to acquire Common or preferred stock in violation of the foregoing restrictions, or any person who owned shares of Common or preferred stock that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event,
(ii) to submit to the Company such number of shares of Common or preferred stock to be transferred to the Share Trust and (iii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

         All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Tax Code) of the outstanding shares of Common and preferred stock must within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common and preferred stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

         The Ownership Limit generally will not apply to the acquisitions of shares of Common or preferred stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as our board of directors may direct, may exempt a person from the Ownership Limit under certain circumstances. The foregoing restrictions will continue to apply until our board of directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to vote on such matter at a regular or special meeting of the stockholders of the Company, determines to terminate its status as a REIT.

         The Ownership Limit will not be automatically removed even if the REIT provisions of the Tax Code are changed so as to remove any ownership concentration limitation. Any change of the Ownership Limit would require an amendment to the Charter. Such amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter.

         All certificates representing shares of Common or preferred stock will bear a legend referring to the restrictions described above.


LIMITATIONS ON CHANGES IN CONTROL

         GENERAL. The provisions of the Charter and the Bylaws providing for ownership limitations, a staggered board of directors and the authorization of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management, and as a result could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock.

         SHAREHOLDER RIGHTS AGREEMENT. The Company has adopted a Shareholder Rights Agreement (the "Rights Agreement"), the purpose of which is, among other things, to enable stockholders to receive fair and equal treatment in the event of any proposed acquisition of the Company. The Rights Agreement may have the effect of delaying, deferring or preventing a change in control of the Company and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the Common Stock in connection with such a transaction. A fuller description of the Rights Agreement can be found in the Company's Current Report on Form 8-K filed with the SEC on August 30, 1999, which includes the Rights Agreement as an exhibit, see "Where You Can Find More Information."

         In connection with the adoption of the Rights Agreement, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of the Company's Common Stock to stockholders of record as of the close of business on September 6, 1999 (the "Record Date"). Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company, at a cash exercise price of $75.00, subject to adjustment.

         The Rights are currently not exercisable and are attached to and trade with all shares of Common Stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the Common Stock and will become exercisable upon the earlier of:

- 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders or

- 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

The Rights will expire at 5:00 P.M. (New York City time) on September 6, 2009, unless earlier redeemed or exchanged by the Company.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material federal income tax considerations that may be relevant to a prospective holder of Securities in the Company is based on current law. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations (except as described below), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except as described below)) subject to special treatment under the federal income tax laws.

         The statements in this discussion are based on current provisions of the Tax Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Tax Code, the legislative history of the Tax Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


TAXATION OF THE COMPANY

     GENERAL.

         The Company elected to be taxed as a REIT under Sections 856 through 860 of the Tax Code, commencing with its short taxable year beginning on February 12, 1997 and ending on December 31, 1997. The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Tax Code, and the Company intends to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

         These sections of the Tax Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Tax Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. O'Melveny & Myers LLP has acted as tax counsel to the Company.

         In the opinion of O'Melveny & Myers LLP, the Company has qualified as a REIT for the Company's taxable years ending December 31, 1997, December 31, 1998, and December 31, 1999 and the Company's organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including a REIT qualification analysis provided by the Company. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's having met, and its continuing ability to meet, through actual annual operating results, the distribution level tests, diversity of stock ownership test, and the various other qualification tests imposed under the Tax Code discussed below, the results of which were not and will not be reviewed by O'Melveny & Myers LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year satisfied or will satisfy such requirements. See "--Failure to Qualify." Said opinion letter of O'Melveny & Myers LLP is filed as an exhibit to the registration statement of which this Prospectus is a part.

         In any year in which the Company qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its taxable income or capital gain which is distributed to stockholders. The Company will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property) and, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate "alternative minimum tax," on its items of tax preference, as well as tax in certain situations not presently contemplated.

     REQUIREMENTS FOR QUALIFICATION.

         The Tax Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Tax Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Tax Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Tax Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Tax Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Additionally, if for any taxable year of the Company beginning after December 31, 1997, the Company complies with regulations requiring the maintenance of records to ascertain ownership of its outstanding stock and the Company does not know or have reason to know that it failed to satisfy condition (vi), it will be treated as having satisfied that condition for any such taxable year.

         The Company believes that it has issued sufficient shares to allow it to satisfy conditions (v) and (vi). In addition, the Company's Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described in "Description of Capital Stock--Restrictions on Ownership."

         The Company currently has two wholly-owned corporate subsidiaries and may have additional corporate subsidiaries in the future. Tax Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is held by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" owned by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company. Each of the Company's current wholly-owned subsidiaries is a "qualified REIT subsidiary." (The Company also owns, through its interest in the Operating Partnership, a minority interest in a taxable corporation.) The Company's wholly-owned subsidiaries therefore will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Tax Code, including for purposes of satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Federal Income Tax Considerations -- Tax Aspects of the Operating Partnership."

     INCOME TESTS.

         In order to qualify and maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. The 30% gross income test however, need not be satisfied for any taxable year of the Company beginning after December 31, 1997.

         Pursuant to the Participating Leases, the Lessees lease from the Company the land, buildings, improvements and equipment comprising the golf courses for a 10-year period, with, options to extend for up to six additional terms of five years each. The Participating Leases provide that the Lessees are obligated to pay to the Company (i) Base Rent and, if applicable, Participating Rent and (ii) certain other additional charges.

         In order for the Base Rent, the Participating Rent and the additional charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property).

         In addition, Tax Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         The Company believes that each Participating Lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts: (i) the Operating Partnership and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessees have the right to exclusive possession and use and quiet enjoyment of the golf courses during the term of the Participating Leases, (iii) the Lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the golf courses, other than the cost of certain capital expenditures, and dictate how the golf courses are operated, maintained, and improved, (iv) the Lessees bear all of the costs and expenses of operating the golf courses (including the cost of any inventory used in their operation) during the term of the Participating Leases other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessees benefit from any savings in the costs of operating the golf courses during the term of the Participating Leases, (vi) in the event of damage or destruction to a golf course, the Lessees are at economic risk because they will be obligated either (A) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds or (B) in certain circumstances, terminate the Participating Lease, (vii) the Lessees have indemnified the Operating Partnership against all liabilities imposed on the Operating Partnership during the term of the Participating Leases by reason of (A) injury to persons or damage to property occurring at the golf courses or (B) the Lessees' use, management, maintenance or repair of the golf courses, (viii) the Lessees are obligated to pay substantial Base Rent for the period of use of the golf courses, and (ix) the Lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the golf courses. Such opinion is also based upon the representation of the Company to the effect that upon termination of the Participating Leases (including the optional fixed-rate renewal periods), each such golf course is expected to have a remaining useful life equal to at least 20% of its expected useful life when contributed to the Operating Partnership, and a fair market value equal to at least 20% of its fair market value when contributed to the Operating Partnership.

         Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership receives from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Tax Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). The Charter provides that no stockholder may own, directly or constructively, in excess of 9.8% of the Common Stock. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. For taxable years of the Company beginning after December 31, 1997, the Company may operate or manage the property or furnish or render services to the tenants of such property without disqualifying any rents received from such property as "rents from real property," provided that any amounts received or accrued (directly or indirectly) by the Company for any such activities or services do not exceed 1% of all amounts received or accrued (directly or indirectly) by the Company with respect to such property. However, any amounts received or accrued (directly or indirectly) by the Company for any such activities or services will not qualify as "rents from real property," even to the extent such amounts do not exceed the 1% threshold. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) with the exception of one golf course derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue (subject to the 1% de minimis rule discussed above for taxable years of the Company beginning after December 31, 1997). With respect to one golf course, a portion of the revenues derived under the Participating Lease applicable to such golf course (the portion attributable to personal property) will not be considered as "rents from real property." The amount of the anticipated disqualified income under such Participating Lease, however, will not prevent the Company from qualifying as a REIT or subject it to any federal income taxation.

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         The participating interest feature of the Participating Mortgage will cause the Participating Mortgage to have original issue discount ("OID"), which is treated as interest income. See "Annual Distribution Requirements" for a discussion of the effect of OID on the ability of the Company to meet the REIT distribution requirements.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Tax Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     ASSET TESTS.

         The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

         If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

     ANNUAL DISTRIBUTION REQUIREMENTS.

         The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. For any taxable year of the Company beginning after December 31, 1997, the Company may elect to retain and pay taxes on all or a portion of its net long-term capital gains for such year, in which case, the Company's stockholders would include in their income as long-term capital gains their proportionate share of such undistributed capital gains. The stockholders would be treated as having paid their proportionate share of the capital gains tax paid by the Company, which amounts would be credited or refunded to the stockholders. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company is subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For the Company's taxable years ending after December 31, 1997, the Company may elect to retain and pay taxes on all or a portion of its net long-term capital gains for such year, in which case the Company's stockholders would include in income their proportionate share of such undistributed long-term capital gain and claim a credit for their share of the taxes paid by the Company. The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement.

         It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

         The participating interest feature of the Participating Mortgage will cause the Participating Mortgage to have OID, which will require the Company to accrue, as interest income, the full amount of such OID even though the Company may not be in receipt of a like amount of related cash payments during such year. The inclusion of OID in income without the related cash may make it more likely that the Company will have to borrow to meet the 95% distribution requirement. For the Company's taxable years beginning after December 31, 1997, OID is not included in determining whether the Company has met the 95% distribution requirements, although the Company will still be subject to tax on such income to the extent not distributed.

         In addition, upon the happening of a "Transfer Triggering Event", the Company will have to accrue additional interest income without any related cash payment in the year the "Transfer Triggering Event" occurs, and will have additional OID without any related cash payment from that date until the maturity of the Participating Mortgage. If the "Transfer Triggering Event" occurs after the Company's taxable year ending December 31, 1997, such additional accrued interest will have no effect on the ability of the Company to meet the 95% distribution requirement, although the Company may have to borrow to pay its tax on such "phantom" income.

         The Company calculates its "REIT taxable income" based upon the conclusion that the Operating Partnership is the owner for federal income tax purposes of all of the golf courses other than the golf courses that secure the Participating Mortgage. As a result, the Company expects that depreciation deductions with respect to all such golf courses will reduce its "REIT taxable income." This conclusion is consistent with the opinion of O'Melveny & Myers LLP as described above, which in turn is based upon representations from the Company as to the expected useful life and future fair market value of each such golf course. If the Service were to successfully challenge this position, the Company might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

PARTNERSHIP ANTI-ABUSE RULE

         The United States Treasury Department has issued a regulation (the "Anti-Abuse Rule") under the partnership provisions of the Tax Code (the "Partnership Provisions") that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

         The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, the limited partners have the right, beginning one year after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the Company's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. Based on the foregoing, the Anti-Abuse Rule should not have any adverse impact on the Company's ability to qualify as a REIT. However, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Tax Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

         As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (or, for taxable years of the Company beginning after December 31, 1997, net long-term capital gains retained by the Company) that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

         In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

BACKUP WITHHOLDING

         The Company will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. The Service has issued final regulations that will alter the technical requirements relating to backup withholding compliance as applied to foreign stockholders for distributions made after December 31, 1999. See "--Taxation of Foreign Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

         In Revenue Ruling 66-106, 1966-1 C.B. 151, the Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive in nature and subject to revocation or modification by the Service. However, based upon Revenue Ruling 66-106 and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Tax Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         In certain circumstances, a pension trust that owns more than 10% of the Company's stock will be required to treat a percentage of the dividends received from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI Percentage rule will apply to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock.

TAXATION OF FOREIGN STOCKHOLDERS

         The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

         Distributions by the Company that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Stockholders unless (i) a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Stockholder. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT, however. The Service has issued final regulations that will modify the manner in which the Company complies with the withholding requirements for distributions made after December 31, 1999. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder otherwise is subject to tax on any gain from the sale or disposition of his shares in the Company (as described below). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the same rate applicable to dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

         In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

         For any year in which the Company qualifies as a REIT, distributions (or for taxable years of the Company beginning after December 31, 1997, net long-term capital gains retained and designated as capital gain dividends by the Company) that are attributable to gain from sales or exchanges by the

Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States trade or business. Non-U.S. Stockholders would thus be taxed at the same capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. However, because the shares of the Company are publicly-traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." In addition, a Non-U.S. Stockholder that owns, actually or constructively, 5% or less of the Company's stock throughout a specified "look back" period will not recognize gain on the sale of his stock taxable under FIRPTA if the shares are traded on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax).

STATE AND LOCAL TAXES

         The Company, any of its subsidiaries, the Operating Partnership or the Company's stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

         The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     CLASSIFICATION AS A PARTNERSHIP.

         The Company will be entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the

Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if
(i) it is not expressly classified as a corporation under Section 301.7701-2(b)(1) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association taxable as a corporation; and (iii) it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."

         The Operating Partnership will not request a ruling from the Service that it will be classified as a partnership for federal income tax purposes. Instead, at the Closing of this Offering, O'Melveny & Myers LLP will deliver its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions and certain representations described in the opinion, the Operating Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation. Currently the Operating Partnership is not expressly classified as, and will not elect to be classified as, a corporation for federal income tax purposes. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of O'Melveny & Myers LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

         Under Section 7704 of the Tax Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the OP Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the Redemption Rights enabling the partners to dispose of their OP Units.

         The Treasury Department recently issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

         The Operating Partnership is expected to have fewer than 100 partners (including persons owning interests through flow-through entities). The Operating Partnership has not issued any OP Units required to be registered under the Securities Act. Thus, the Operating Partnership presently qualifies for the safe harbors provided in the PTP Regulations. If the Operating Partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), it nevertheless would be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" with the meaning of Section 7704(c)(2) of the Tax Code (including interest, dividends, "real property rents" and gains from the disposition of real property (the "90% Passive-Type Income Exception"). Because of the substantial ownership of the Operating Partnership by the Lessees (or their affiliates), the Operating Partnership currently would not be eligible for the 90% Passive-Type Income Exception. Thus, if the Operating Partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), the Company would be required to place appropriate restrictions on the ability of the Limited Partners to exercise their Redemption Rights as and if deemed necessary to ensure that the Operating Partnership does not constitute a publicly traded partnership. However, there is no assurance that the Operating Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership. The opinion of O'Melveny & Myers LLP as to the classification of the Partnership is based on an assumption that the Operating Partnership will continue to fall within a safe harbor from publicly traded partnership status.

         If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

         The following discussion assumes that the Operating Partnership will be treated as a partnership for federal income tax purposes.

     PARTNERSHIP ALLOCATIONS.

         Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) of the Tax Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Tax Code and the Treasury Regulations promulgated thereunder.

     TAX ALLOCATIONS WITH RESPECT TO THE GOLF COURSES.

         Pursuant to Section 704(c) of the Tax Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the golf courses) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the golf courses). Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Tax Code.

         In general, the Prior Owners will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the golf courses) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Prior Owners and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Offering. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company--Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the contributed assets at their agreed values.

         The Treasury Regulations under Section 704(c) of the Tax Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property. The Operating Partnership has generally determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the properties contributed to it.

         The Operating Partnership may elect alternative methods of accounting for Book-Tax Differences with respect to any properties contributed to it in the future.

     BASIS IN OPERATING PARTNERSHIP INTEREST.

         The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

         If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

     SALE OF THE GOLF COURSES.

         The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Requirements for Qualification--Income Tests." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "--Requirements for Qualification--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the golf courses for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the golf courses (and other golf courses) and to make such occasional sales of the golf courses, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

REDEMPTION OF PREFERRED STOCK

         A cash redemption of shares of the preferred stock paid to taxable domestic Stockholders will be treated under Section 302 of the Tax Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Tax Code and is therefore treated as a sale or exchange of the redeemed shares. The cash redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, (iii) is in partial liquidation of the Company and in redemption of stock of a non-corporate shareholder, or (iv) is not essentially equivalent to a "dividend" with respect to the holder, all within the meaning of Section 302(b) of the Tax Code. In determining whether any of these tests have been met, shares of capital stock (including Common Stock and other equity interests in the Company) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Tax Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Tax Code will be satisfied with respect to any particular holder of the preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of the Series A preferred stock are advised to consult their own tax advisors to determine such tax treatment at the time of the redemption.

         If a cash redemption of shares of the preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the shares of the preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of preferred stock have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

         If a cash redemption of shares of the preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of Series A preferred stock for tax purposes will be transferred to the holder's remaining shares of capital stock in the Company, if any.

CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

         In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of Common Stock. The basis that a holder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for the holder in the shares of preferred stock so converted, and, provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of preferred stock converted. A holder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a holder of shares of preferred stock will recognize dividend income to the extent of proceeds received with respect to dividends in arrears on the shares at the time of conversion into Common Stock.

ADJUSTMENTS TO CONVERSION PRICE

         Adjustments in the conversion price (or failure to make such adjustments) pursuant to the antidilution provisions of a series of preferred stock or otherwise may result in constructive distributions to the holders of such series of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Tax Code. If such a constructive distribution were to occur, a holder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

                              ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Tax Code impose certain restrictions on (a) employee benefit plans (as defined in section 3(3) of ERISA) and the plans described in section 4975(e)(1) of the Tax Code (collectively, "Plans") such as pension plans, profit-sharing plans, employee benefit plans, retirement plans, individual retirement accounts and Keogh plans, (b) any entities whose underlying assets include Plan assets by reason of a Plan's investment in such entities ("Plan Asset Entities") and (c) persons who have certain specified relationships to such Plans and Plan Asset Entities ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Tax Code). Moreover, based on the reasoning of the United States Supreme Court in JOHN HANCOCK LIFE INS. CO. V. HARRIS TRUST AND SAV. BANK (which is reported at 114 S.Ct. 517 (1993)), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (E.G., through the purchase of an annuity contract), and the insurance company might be treated as a Party-in-Interest or Disqualified Person with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

ACQUIRING AND HOLDING OUR SECURITIES

         Any Plan fiduciary that proposes to cause a Plan to purchase our securities should consult with its counsel with respect to the potential applicability of ERISA and the Tax Code to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in our securities is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

         Any placement agent or underwriter engaged by the selling stockholders or certain affiliates thereof may be "Parties-in-Interest" or "Disqualified Persons" with respect to a number of Plans. Accordingly, investment in our securities by such a Plan could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Tax Code (E.G., the direct or indirect transfer to or use by a Party-in-Interest or Disqualified Person of assets of a Plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager"; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan's investment.

THE TREATMENT OF OUR UNDERLYING ASSETS UNDER ERISA

         The Department of Labor ("DOL") has issued a regulation (which has been compiled at 29 C.F.R. ss. 2510.3-101) describing what constitute assets of a plan with respect to a Plan's investment in another entity (the "Plan Assets Regulation"). This regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an "equity interest" will be deemed for certain provisions of ERISA and Section 4975 of the Tax Code to be assets of the investing Plan unless certain exceptions apply. The Plan Assets Regulation defines an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. The Series A preferred shares and the Common Shares offered hereby should be treated as "equity interests" for purposes of the Plan Assets Regulation.

         One exception under the Plan Assets Regulation provides that when a Plan invests in an "operating company" the operating company's underlying assets will not be deemed to be Plan assets. "Operating company" is defined by the Plan Assets Regulation to mean a company that is primarily engaged in the production or sale of a product or service other than the investment of capital, but it also is defined to include a company that qualifies as a "venture capital operating company" or a "real estate operating company." To be a "venture capital operating company," an entity must have, on the date of its first long-term investment and on certain annual testing dates thereafter, at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in "venture capital investments." A venture capital investment is an investment in an operating company (other than a venture capital operating company) with respect to which the entity has or obtains management rights. To be a "real estate operating company" an entity must have, on the date of its first long-term investment and on certain annual testing dates thereafter, at least 50% of its assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate in such management or development activities. To be a "venture capital operating company" or "real estate operating company," the entity must also, in the ordinary course of business, actually exercise the applicable rights or engage in the management or development activities.

         Another exception under the Plan Assets Regulation provides that an investing Plan's assets will not include any of the underlying assets of an entity if the class of "equity" interests in question is a class of "publicly-offered securities." Publicly-offered securities are securities that are (i) widely held (I.E., held by 100 or more investors who are independent of the issuer and of each other), (ii) freely transferable, and (iii) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act. Although we believe that our Common Stock qualifies as a publicly-offered security, our Series A preferred stock does not so qualify and consequently, ownership of our Series A preferred stock by a Plan may, under certain circumstances, cause our underlying assets to be deemed to be Plan assets, unless another exemption is available.

         Our board of directors intends to take reasonable steps as may be necessary to qualify for one or more of the exceptions available under the Plan Assets Regulation so that our assets are not treated as assets of any investing Plan. Specifically, we believe that Golf Trust of America, Inc. qualifies, and we intend to cause it to continue to qualify, as a real estate operating company and/or as a venture capital operating company. Due to the nature of its specific investments and its operating structure, no assurances can be made, however, that Golf Trust of America, Inc. will qualify as either a venture capital operating company or real estate operating company. Moreover, in order to qualify under one of these rules, we may be precluded from making certain investments that might otherwise be suitable or we may not be able to dispose of certain assets at the time we would otherwise desire to do so.

         If our assets were determined to be Plan assets, in whole or in part, there could be a number of adverse consequences under ERISA and the Tax Code. For example, if we were to engage in a transaction with a Party-in-Interest with respect to any plan investing in our Common Stock or preferred stock, such as the purchase, sale or leasing of real property with a Plan sponsor (or an affiliate), the transaction would be prohibited under ERISA and the Tax Code, and we and such Plan sponsor could be subject to sanctions.

         The sale of the Series A preferred stock and the Common Stock is in no respect a representation by us or any other person that such an investment meets all relevant legal requirements with respect to investments by Plans generally or that such an investment is appropriate for any particular Plans or that an exemption from the Plan Assets Regulation is or will be applicable.

                 REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

         On April 2, 1999, the Company sold 800,000 shares of Series A preferred stock to a single purchaser in a registered offering. Because of the extent of such purchaser's holdings, such purchaser may be deemed to be an affiliate of the Company under Securities Act Rule 144 and thus subject to the resale restrictions imposed by Rule 144 on affiliates. In addition, a large sale by such entity may be deemed a distribution requiring registration under the Securities Act. To address these concerns, the Company entered into a Registration Rights Agreement with such original purchaser which granted certain registration rights to the purchaser and to any subsequent holders of such purchasers' shares who acquire the shares as Registrable Securities (collectively, "Holders"). "Registrable Securities" is defined to mean the Series A preferred stock and the underlying common stock, PROVIDED, HOWEVER, that any such securities shall cease to be Registrable Securities when (i) a registration statement covering such securities has been declared effective and such securities have been disposed of by the holder thereof pursuant to such effective registration statement or any other effective registration statement, (ii) such securities are transferred by the holder thereof to any person other than a Holder pursuant to Rule 144 (or any successor rule or similar provision then in effect, but not Rule 144A) under the Securities Act, including a sale pursuant to the provisions of Rule 144(k), or (iii) such securities shall have ceased to be outstanding. In the Registration Rights Agreement, the Company agreed to file a "shelf" registration statement with the Securities and Exchange Commission covering resales from time to time by the Holders of their Series A preferred shares and any underlying common shares into which their Series A preferred shares may have been converted. This Prospectus is a part of such registration statement.

         The Company agreed to keep such registration effective until it is no longer necessary for the unrestricted resale of the Holders' shares. In addition, if at any time the shelf registration is not effective, the Holders will have the right to cause the Company to prepare and file a registration statement covering proposed resales. Finally, such Holders will have the right to include their Registrable Securities in any new registration proposed by the Company, subject to the prior similar rights of the Operating Partnership's limited partners. This summary of the Holders' registration rights is qualified in its entirety by the provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.

                              SELLING STOCKHOLDERS

         On the date of this Prospectus, AEW Targeted Securities Fund, L.P. ("AEW") holds all 800,000 shares of Series A preferred stock, making it the sole owner of the securities covered by this Prospectus. In this Prospectus, the term "Selling Stockholder" includes AEW and also includes donees and pledgees selling shares covered by this Prospectus that were received, directly or indirectly, from AEW after the date of this Prospectus. The term "Selling Stockholder" also includes any direct or indirect transferees of the shares covered by this Prospectus if, but only if, such transferee is an "affiliate" of the Company or acquires the shares as "restricted stock," as such terms are defined in Rule 144 under the Securities Act. On the date of this Prospectus, none of the shares of Series A preferred stock have been converted into Common Stock and thus none of the underlying shares of Common Stock to which this Prospectus also relates have been issued. Based on the current conversion price, see "Description of Our Capital Stock--Series A preferred stock," the 800,000 shares of Series A preferred stock held by AEW are convertible into 761,904 shares of Common Stock. According to their Schedule 13G filing with the SEC dated April 16, 1999, affiliates of AEW hold an additional 199,800 shares of our Common Stock. Assuming that AEW sells all of the securities covered by this Prospectus in this offering and that AEW and its affiliates do not otherwise alter their April 16, 1999 position in our shares, following the offering AEW will own none of our Series A preferred stock or Common Stock and affiliates of AEW will own none of our Series A preferred stock and approximately 2.36% of our Common Stock.

         AEW Targeted Securities Fund, L.P. does not hold any position, office or other material relationship with Golf Trust or any predecessor or affiliate of Golf Trust except that, in connection with its investment in Golf Trust, AEW Targeted Securities Fund, L.P. was given the right to give non-binding advice to Golf Trust's officers and directors and to receive certain non-public financial reports and advance notice of certain events. AEW Targeted Securities Fund, L.P. has represented to the Company that it is aware that the federal securities laws may limit its ability to sell shares if it possesses material, non-public information about the Company.

                              PLAN OF DISTRIBUTION

         The Company is registering shares of Series A preferred stock and the underlying shares of Common Stock (collectively, the "Securities") on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Securities offered hereby will be borne by the Company. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the Securities will be borne by the Selling Stockholders.

         Sales of Securities may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Securities, through short sales of Securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The Selling Stockholders may effect such transactions by selling Securities directly to purchasers, to or through broker-dealers, which may act as agents or principals, or to underwriters which will acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed ore reallowed or paid to dealers.

         The Selling Stockholders and any broker-dealers that act in connection with the sale of the Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. The Company has agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

         Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

         Selling Stockholders also may resell all or a portion of their Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         In addition, upon Golf Trust being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock or Series A preferred stock, a supplement to this Prospectus will be filed.

                                     EXPERTS

         The annual financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the Securities registered hereby will be passed upon for the Company by O'Melveny & Myers LLP, San Francisco, California.

                    INCORPORATION OF INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

         The following documents, which have been filed with the Commission, are hereby incorporated by reference:

         1. Annual Report on Form 10-K, as amended, of the Company for the fiscal year ended December 31, 1999 (including portions of the Company's definitive Proxy Statement incorporated therein by reference);

         2. Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2000;

         3. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, filed with the Commission on February 7, 1997, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description;

         4. The description of the Series A preferred stock of the Company included in the Company's Registration Statement on Form 8-A, filed with the Commission on April 28, 1999, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description; and

         5. The description of the preferred stock purchase rights under the Company's Shareholder Rights Plan included in the Registration Statement on Form 8-A, filed by the Company with the Commission on August 30, 1999, including the information incorporated therein by reference and including any amendment or reports filed for the purpose of updating such description.

         In addition, all reports and other documents that we file with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus from the date of the filing of such documents (except that each time we file a new annual report on Form 10-K, any annual, quarterly or current report filed prior to such filing shall no longer be incorporated this Prospectus). Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in a later document modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         We will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than the exhibits to such documents). Requests for such documents should be directed to Golf Trust of America, Inc., 14 North Adger's Wharf, Charleston, South Carolina 29401, Attention: Investor Relations (telephone: (843) 723-4653).

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Our reports, proxy statements and most other information that we file with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the Commission's public reference room by calling 1-800-SEC-0330. Copies of our filed materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet site that contains our reports, proxy statements and other information as well as such documents from other companies that file electronically with the Commission and the address is http://www.sec.gov. We maintain an Internet site at http://www.golftrust.com. Neither the information contained in our website nor the information contained in the websites linked to our website is a part of this Prospectus.

         We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information concerning Golf Trust and the Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained as described above.

         No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus or any accompanying Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which they relate or an offer to, or solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus and any accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof.

================================================================================


YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                              ---------------------

                                TABLE OF CONTENTS

Note Regarding Forward Looking Statements............     2
Risk Factors.........................................     3
The Company..........................................    19
Our Business Strategies and Objectives...............    22
Ratios of Earnings to Combined Fixed Charges
       and preferred stock Dividends.................    25
Use of Proceeds......................................    25
Description of Our Capital Stock.....................    25
Federal Income Tax Considerations....................    33
ERISA Considerations.................................    49
Registration Rights of the Selling Stockholders......    51
Selling Stockholders.................................    52
Plan of Distribution.................................    53
Experts..............................................    54
Legal Matters........................................    54
Incorporation of Certain Information
       by Reference..................................    54
Where You Can Find More Information..................    55



                                 800,000 SHARES
                            9.25% SERIES A CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK



                               [GOLF TRUST LOGO]



                                 761,904 SHARES
                                  COMMON STOCK




                                   ----------
                                   PROSPECTUS
                                   ----------





                                  JUNE 19, 2000




================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by the Company in connection with the registration of the securities being registered. All amounts are estimates except the SEC registration fee and the American Stock Exchange Fee.

         DESCRIPTION                                                 AMOUNT
         SEC Registration Fee....................................   $ 5,280
         American Stock Exchange Fee.............................    17,500
         Printing and Engraving..................................     5,000
         Legal Fees and Expenses.................................    30,000
         Accountants' Fees and Expenses..........................    10,000
         Miscellaneous...........................................     5,000
                                                                    -------

                  TOTAL..........................................   $73,060
                                                                    =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 2-418 of the Maryland General Corporation Law (the "MGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

         The Company's Charter provides for indemnification of the officers and directors of the Company substantially identical in scope to that permitted under Section 2-418 of the MGCL. The Bylaws of the Company also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Company.

         The Company has agreed to indemnify its directors and officers to the fullest extent permitted by applicable provisions of the MGCL, provided that any settlement of a third party action against a director or officer is approved by the Company, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance, and violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws.

         The Company's Charter limits the liability of the Company's directors and officers for money damages to the Company and its Stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its Stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its Stockholders to obtain other relief, such as an injunction or rescission.

         Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act an will be governed by the final adjudication of such issue.


ITEM 16.  EXHIBITS.

         The following exhibits are part of this Registration Statement on Form S-3 and are numbered in accordance with Item 601 of Regulation S-K.

EXHIBIT NO.       DESCRIPTION
-----------       --------------------------------------------------------------
4.1               Articles of Amendment and Restatement of the Company, as filed with the State Department of Assessments and Taxation of Maryland on January 31, 1997, (previously filed as Exhibit
                  3.1A to the Company's Registration Statement on Form S-11
                  (Commission File No. 333-15965) Amendment No. 2 (filed January
                  30, 1997) and incorporated herein by reference).

4.2 Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on June 9, 1998 (previously filed as Exhibit 3.2B to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22091), filed August 14, 1998, and incorporated herein by reference).

4.3 Articles Supplementary of the Company relating to the Series A preferred stock, as filed with the State Department of Assessments and Taxation of the State of Maryland on April 2, 1999 (previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, filed April 13, 1999, and incorporated herein by reference).

4.4 Articles Supplementary of the Company relating to the Series B Junior Participating Preferred Stock, as filed with the State Department of Assessments and Taxation of the State of Maryland on August 27, 1999 (previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, filed August 30, 1999, and incorporated herein by reference).

4.5 Form of Share Certificate for the Common Stock (previously filed as Exhibit 4.3 to the Company's Current Report on Form 8-K, filed August 30, 1999, and incorporated herein by reference).

4.6 Form of Share Certificate for the Series A preferred stock (previously filed as Exhibit 3.2 to the Company's Current Report on Form 8-K, filed April 13, 1999, and incorporated herein by reference).

4.7 Bylaws of the Company, as amended by our board of directors on February 16, 1998 and as currently in effect (previously filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22091), filed May 15, 1998, and incorporated herein by reference).

4.8 Shareholder Rights Agreement, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, dated August 24, 1999 (previously filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, filed August 30, 1999, and incorporated herein by reference).

5.1* Opinion of O'Melveny & Myers LLP as to legality of the shares being registered.

8.1* Opinion of O'Melveny & Myers LLP as to certain federal income tax matters.

12.1 Statements regarding computation of ratios (previously filed as Exhibit 12.1 to the Company's Annual Report on Form 10-K, filed March 30, 2000, and incorporated by this reference).

23.1*             Consent of BDO Seidman LLP.

23.2 Consent of O'Melveny & Myers LLP (included within the opinions filed as Exhibits 5.1 and 8.1).

24.1              Powers of Attorney (included under the caption "Signatures")

----------------------

* Included in this filing.


ITEM 17.  UNDERTAKINGS

         (a)      Golf Trust of America, Inc. hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply insofar as the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Golf Trust of America, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (c) Golf Trust of America, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4), or 497
(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (d) Golf Trust of America, Inc. hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under
Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on June 15, 2000.

                                       GOLF TRUST OF AMERICA, INC.

                                       By: /s/ W. Bradley Blair, II
                                           -------------------------------------
                                           W. Bradley Blair, II
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each of the undersigned officers and directors of Golf Trust of America, Inc. (the "Company"), hereby constitutes and appoint W. Bradley Blair, II and Scott D. Peters, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the initial filing of the Company's registration statement on form S-3 any and all amendments to thereto, including post-effective amendments, to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                SIGNATURE                                    TITLE                                    DATE
------------------------------------------- ---------------------------------------- ----------------------------------------
/s/ W. Bradley Blair, II                    President, Chief Executive Officer and                June 15, 2000
------------------------------------------  Chairman of the Board of Directors
W. Bradley Blair, II

/s/ Scott D. Peters                         Senior Vice President, Chief Financial                June 15, 2000
------------------------------------------  Officer and Director
Scott D. Peters

/s/ Tracy Clifford                          Controller                                            June 15, 2000
------------------------------------------
Tracy Clifford

/s/ Roy C. Chapman                          Director                                              June 15, 2000
------------------------------------------
Roy C. Chapman

/s/ Raymond V. Jones                        Director                                              June 15, 2000
------------------------------------------
Raymond V. Jones

                    *                       Director                                              June 15, 2000
------------------------------------------
Fred W. Reams

/s/ Larry D. Young                          Director                                              June 15, 2000
------------------------------------------
Larry D. Young

/s/ Edward L. Wax                           Director                                              June 15, 2000
------------------------------------------
Edward L. Wax

     *   POWER OF ATTORNEY

         By: /s/ W. Bradley Blair, II
            -------------------------------
                 W. Bradley Blair, II
                 Attorney-in-Fact and Agent


                                  EXHIBIT INDEX

         Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

EXHIBIT NO.       DESCRIPTION
-----------       --------------------------------------------------------------
4.1               Articles of Amendment and Restatement of the Company, as filed with the State Department of Assessments and Taxation of Maryland on January 31, 1997, (previously filed as Exhibit
                  3.1A to the Company's Registration Statement on Form S-11
                  (Commission File No. 333-15965) Amendment No. 2 (filed January
                  30, 1997) and incorporated herein by reference).

4.2 Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on June 9, 1998 (previously filed as Exhibit 3.2B to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22091), filed August 14, 1998, and incorporated herein by reference).

4.3 Articles Supplementary of the Company relating to the Series A preferred stock, as filed with the State Department of Assessments and Taxation of the State of Maryland on April 2, 1999 (previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, filed April 13, 1999, and incorporated herein by reference).

4.4 Articles Supplementary of the Company relating to the Series B Junior Participating Preferred Stock, as filed with the State Department of Assessments and Taxation of the State of Maryland on August 27, 1999 (previously filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, filed August 30, 1999, and incorporated herein by reference).

4.5 Form of Share Certificate for the Common Stock (previously filed as Exhibit 4.3 to the Company's Current Report on Form 8-K, filed August 30, 1999, and incorporated herein by reference).

4.6 Form of Share Certificate for the Series A preferred stock (previously filed as Exhibit 3.2 to the Company's Current Report on Form 8-K, filed April 13, 1999, and incorporated herein by reference).

4.7 Bylaws of the Company, as amended by our board of directors on February 16, 1998 and as currently in effect (previously filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q (Commission File No. 000-22091), filed May 15, 1998, and incorporated herein by reference).

4.8 Shareholder Rights Agreement, by and between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, dated August 24, 1999 (previously filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, filed August 30, 1999, and incorporated herein by reference).

5.1* Opinion of O'Melveny & Myers LLP as to legality of the shares being registered.

8.1* Opinion of O'Melveny & Myers LLP as to certain federal income tax matters.

12.1 Statements regarding computation of ratios (previously filed as Exhibit 12.1 to the Company's Annual Report on Form 10-K, filed March 30, 2000, and incorporated by this reference).

23.1*             Consent of BDO Seidman LLP.

23.2 Consent of O'Melveny & Myers LLP (included within the opinions filed as Exhibits 5.1 and 8.1).

24.1              Powers of Attorney (included under the caption "Signatures")

--------------------

* Included in this filing.